Exhibit 99.4

Rule 802 Legend

This exchange offer or business combination is made for the securities of a foreign company. The offer is subject to disclosure requirements of a foreign country that are different from those of the United States. Financial statements included in the document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws, since the issuer is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the issuer may purchase securities otherwise than under the exchange offer, such as in open market or privately negotiated purchases.

ARTICLES OF INCORPORATION

OF

MITSUI CHEMICALS, INC.

(Amended in part on October 1, 2017)

CHAPTER 1 GENERAL PROVISIONS

Article 1 - Trade Name

(1)	The name of the Company shall be “Mitsui Kagaku Kabushiki Kaisha”.

(2)	It shall be rendered in English as “Mitsui Chemicals, Inc.”

Article 2 - Purpose

The purpose of the Company shall be to engage in the following business:

(1)	Manufacture, processing, sale and purchase of the following products:

a.	Ethylene-, propylene-, butylene- and aromatic-based products and other petrochemical products

b.	Inorganic and organic industrial chemicals and gas products

c.	Polymeric compounds such as synthetic resins, synthetic fibers and synthetic rubbers

d.	Dyestuffs, pigments, paints, adhesives and solvents

e.	Ammonium sulfate, urea, calcium superphosphate and other fertilizers

f.	Catalysts

g.	Insecticides, germicides, herbicides and other agrochemicals

h.	Medical supplies, quasi drugs, medical supplies for animals, medical materials, medical devices, cosmetics, health care materials such as dental materials and optical lens materials

i.	Nonwoven fabrics for sanitary and industrial uses, etc.

j.	Food, food additives, livestock feed, livestock feed additives and enzymes

k.	Materials for equipment related to electronic & information and environment & energy

l.	Composite materials such as metals and polymer compounds, and materials for robotics

m.	Film, high-performance film and sheet for packaging and industrial uses, etc.

n.	Civil engineering, building, housing and agricultural materials

o.	Logistic materials such as pallets for loading, pallets for transport and packaging bags

p.	Metal molds

(2)	Production, sale and purchase of seeds/seedlings, vegetables and other farm products.

(3)	Mining, processing, sale and purchase of petroleum, flammable natural gas and other minerals.

(4)	Import and export relating to the businesses set forth in each of the preceding paragraphs.

(5)

Design, fabrication, installation, sale, purchase and technical guidance with respect to facilities, systems and equipment for use for chemical industry, environmental preservation, water treatment and other purposes, and design, installation and supervision of civil engineering, building and other construction projects.

(6)	Undertaking of contracts for chemical and other analyses, testing, inspection and investigation relating thereto, and technical guidance relating thereto.

(7)	Operation of System and facilities relating to medical, health, childcare and gymnastics.

(8)	Design, fabrication, sale, purchase and technical guidance with respect to computer software and related systems

(9)	Undertaking of contracts for the collection and processing of information and research relating thereto, and technical guidance relating thereto.

(10)	Non-life insurance agency and affairs relating to solicitation of life insurance.

(11)	Sale, purchase, lease, brokerage and management of real estate.

(12)	Travel agency under the Travel Law.

(13)	Temporary work service and placement businesses.

(14)	Collection, transportation, processing and reprocessing of industrial and general wastes and sale and purchase of reprocessed materials.

(15)	Trucking, freight agency, coastal shipping, port transportation and warehousing businesses.

(16)	Power generation and supply of electricity.

(17)	Consultation and survey, sale, purchase and licensing of technical information such as inventions and know-how, relating to the businesses set forth in each of the preceding paragraphs.

(18)	Any businesses incidental to or related to the businesses set forth in each of the preceding paragraphs.

Article 3 - Head Office

The head office of the Company shall be located in Minato-ku, Tokyo.

Article 4 - Organization

The Company shall have the following organs in addition to the Shareholders Meeting and the Directors:

(1)	Board of Directors

(2)	Corporate Auditors

(3)	Board of Corporate Auditors

(4)	Accounting Auditors

Article 5 - Method of Public Notice

The public notification of the Company shall be made by electronic public notice. However, if electronic public notice is not possible due to an accident or other unavoidable circumstances, publication shall be made in the Nihon Keizai Shimbun newspaper.

CHAPTER II SHARES

Article 6 - Total Number of Authorized Shares

The total number of shares authorized to be issued by the Company shall be six hundred million (600,000,000) shares.

Article 7 - Acquisition of Treasury Shares

The Company may, through market transactions or tender offers, acquire its own shares by resolution of the Board of Directors.

Article 8 - Number of Shares per Unit

The number of shares of the Company per unit shall be one hundred (100) shares.

Article 9 - Rights for Shares Less Than One Unit

Shareholders who own Shares Less Than One Unit shall not exercise the rights other than those listed below:

(1)	Rights listed in each item of Article 189 (2) of the Companies Act;

(2)	Right of claim pursuant to Article 166 (1) of the Companies Act;

(3)	Right of allotment of shares offered for subscription and options to subscribe for new shares, in proportion to the number of the shares owned by such shareholders;

(4)	Right of claim pursuant to the following Article 10.

Article 10 - Purchase of Additional Shares Less than One Unit

Shareholders who own a number of shares less than one unit may request the sale of shares in a number that will equal one unit when combined with the shares less than the unit.

Article 11 - Administrator of Shareholder Registry

(1)	The Company shall install an Administrator of Shareholder Registry.

(2)	The Administrator of Shareholder Registry and its place of business shall be selected by resolution of the Board of Directors, and a public notice thereof shall be given.

(3)

Administration concerning the shareholder registry (including the register of beneficial owners; this applies hereinafter) and the share option registry, including preparing and keeping the same, shall be handled by the administrator of shareholder registry and not by the Company.

Article 12 - Rules for Handling Shares

Matters with respect to shares and fees therefor shall be governed by the rules for handling shares to be established by resolution of the Board of Directors in addition to laws and these Articles of Incorporation.

CHAPTER III GENERAL MEETING OF SHAREHOLDERS

Article 13 - Ordinary General Meeting of Shareholders and Extraordinary General Meeting of Shareholders

The ordinary general meeting of shareholders shall be convened in June of each year, and the extraordinary general meeting of shareholders shall be convened whenever necessary.

Article 14 - Record Date for Ordinary General Meeting of Shareholders

The Company shall deem those shareholders with voting rights who are recorded in the final shareholder registry as of March 31 of each year as the shareholders who are able to exercise their rights at the ordinary general meeting of shareholders for such business year.

Article 15 - Internet Disclosure of Reference Documents for General Meeting of Shareholders and Constructive Notice

In convening the general meetings of shareholders, the Company may disclose the information regarding matters to be stated or displayed in the reference documents for the general meeting of shareholders, business reports, financial statements and consolidated financial statements (including accounting audit reports and audit reports regarding such consolidated financial statements) by way of utilizing the Internet pursuant to the applicable ordinance of the Ministry of Justice. In such cases, the Company shall be deemed to have provided the shareholders with the reference documents for the general meeting of shareholders, business reports, financial statements and consolidated financial statements stating or displaying such matters.

Article 16 - Chairman

(1)	The Director previously appointed by the Board of Directors from among the Representative Directors shall act as chairman of the general meeting of shareholders.

(2)

In case the Director referred to in the preceding paragraph is prevented from so acting, one of the other directors present shall act in his place according to the order predetermined by resolution of the Board of Directors.

Article 17 - Method of Resolution

(1)

Resolution of a general meeting of shareholders shall be made by a majority of voting rights of the shareholders present except for where otherwise stipulated in the laws or these Articles of Incorporation.

(2)

The resolutions provided for in Article 309 (2) of the Companies Act shall be made by a majority of two thirds or more of the voting rights of the shareholders present at the meeting where the shareholders holding one third or more of the votes of the shareholders entitled to exercise their votes are present.

Article 18 - Voting Right by Proxy

(1)	Shareholders may exercise their votes by proxy who shall be a shareholder of the Company and be able to exercise the voting right.

(2)	A shareholder or proxy must submit written proof to the Company attesting to the proxy rights at each General Meeting of Shareholders.

CHAPTER IV DIRECTORS AND BOARD OF DIRECTORS

Article 19 - Number of Directors

The Company shall establish not more than twelve (12) Directors.

Article 20 - Election of Directors

(1)

The Directors shall be elected by resolution of majority of the voting rights at the general meeting of shareholders which shareholders holding one third or more of the voting rights held by all shareholders shall be present.

(2)	Resolution on the election of Directors shall not be adopted by cumulative vote.

Article 21 - Directors Term of Office

Directors term of office shall continue until the conclusion of the ordinary general meeting of shareholders held for the last business year which ends within one year from the time of their election.

Article 22 - Notice of Convocation of Board of Directors

A notice of convocation of the Board of Directors shall be dispatch to each Director and Corporate Auditor no later than three days prior to the meeting day of the Board of Directors. However, the period of notice may be shortened in case of emergency.

Article 23 - Representative Director, Etc.

(1)	The Board of Directors shall, by resolution, select a few Representative Directors.

(2)	The Board of Directors shall, by resolution select one President from the Board Directors or Executive Officers.

(3)	The Board of Directors may, by resolution, select one Chairman and one Vice Chairman from the Board Directors.

Article 24 - Omission of Resolutions of the Board of Directors

The Company shall deem that a resolution of the Board of Directors has been adopted if the requirements stipulated by Article 370 of the Companies Act have been fulfilled.

Article 25 - Liability Exemption of Directors

(1)

Under the provisions of Article 426 (1) of the Companies Act, the Company may, by resolution of the Board of Directors, exempt Directors (including persons who were Directors) from liability related to negligence of their duties, within the limits permitted by law.

(2)

Under the provisions of Article 427 (1) of the Companies Act, the Company may enter into a contract with Directors (excluding executive directors, etc.) limiting their liability for damages arising from negligence of their duties. However, the amount of the limit on liability for damages according to such a contract shall be limited to the total of the amount stipulated in the law.

Article 26 - Executive Officers

The Company may, by resolution of the Board of Directors, appoint Executive Officers. The Board of Directors may allow the executive officers to carry out the operations decided by the Board of Directors and may grant them position ranks such as President, Executive Vice President, Senior Managing Executive Officers, and Managing Executive Officers.

CHAPTER V STATUTORY AUDITORS AND BOARD OF AUDITORS

Article 27 - Number of Corporate Auditors

The Company shall establish not more than six Corporate Auditors.

Article 28 - Election of Corporate Auditors

Corporate Auditors shall be elected by resolution of majority of the voting rights at the general meeting of shareholders which shareholders holding one third or more of the voting rights held by all shareholders shall be present.

Article 29 - Corporate Auditors Term of Office

Corporate Auditors term of office shall continue until the conclusion of the ordinary general meeting of shareholders held for the last business year which ends within four years from the time of their election. Provided, however, that the term of office of a Corporate Auditor, who is elected as the substitute for a Corporate Auditor who retired from office before the expiration of the term of office, shall continue until the time the term of office of the Corporate Auditor who retired from office expires.

Article 30 - Notice of Convocation of Board of Corporate Auditors

A notice of convocation of the Board of Corporate Auditors shall be dispatch to each Corporate Auditor no later than three days prior to the meeting day of the Board of Corporate Auditors. However, the period of notice may be shortened in case of emergency.

Article 31 - Full-time Corporate Auditor

The Board of Corporate Auditors shall, by resolution, select one or more full-time Corporate Auditors.

Article 32 - Liability Exemption of Auditors

(1)

Under the provisions of Article 426 (1) of the Companies Act, the Company may, by resolution of the Board of Directors, exempt Corporate Auditors (including persons who were Corporate Auditors) from liability related to negligence of their duties, within the limits permitted by law.

(2)

Under the provisions of Article 427 (1) of the Companies Act, the Company may enter into a contract with Corporate Auditors limiting their liability for damages arising from negligence of their duties. However, the amount of the limit on liability for damages according to such a contract shall be limited to the total of the amount stipulated in the law.

CHAPTER VI ACCOUNTS

Article 33 - Business Term

The business term of the Company shall begin on April 1 of each year and end on March 31 of the following year.

Article 34 - Reference Date for Dividends of Surplus

The Company may, by resolution of the General Meeting of Shareholders, distribute dividends of surplus to its shareholders and Registered Pledgees of Shares whose names have been recorded in the final shareholder registry as of March 31 of each year.

Article 35 - Interim Dividends

The Company may, by resolution of the Board of Directors, make distributions of Interim Dividends to shareholders and Registered Pledgees whose names have been recorded in the final shareholders registry as of September 30 of each year.

Article 36 - Time Limitation

If the dividends set forth in the preceding two Articles are not claimed within three years from the date of payment, the Company shall be exempted from liability for payment thereof.

Attached Documents	Business Report	(April 1, 2019 to March 31, 2020)

1. Businesses of the Mitsui Chemicals Group

(1) Business Developments and Results

During the fiscal year, although the U.S. economy continued to recover, there continued to be circumstances requiring caution in regard to trends in the global economy, such as U.S. trade policies, the slowdown of China’s economy, and geopolitical risks. Additionally, the global economy was affected by the spread of COVID-19 in the fourth quarter.

In the Japanese economy, despite the overall continuation of a moderate recovery due to factors such as improvements in employment and income, there is an increased mood of uncertainty and stagnation regarding the future due to factors such as the effects of the ongoing spread of COVID-19.

In the chemical industry, although there were changes in oil prices, naphtha crackers in Japan operated at a high level under strong domestic demand. However, there was a decrease in operating rates at the end of the fiscal year due to the effects of the spread of COVID-19.

Despite these conditions, based on the long-term business plan looking ahead to 2025, the Mitsui Chemicals Group endeavored to achieve expansion and growth in the three growth domains of Mobility, Health Care, and Food & Packaging, create and develop Next Generation Business, and further increase competitiveness in the Basic Materials domain.

As a result, the Mitsui Chemicals Group achieved net sales of 1,339.0 billion yen (a year-on-year decrease of 143.9 billion yen), operating income of 71.6 billion yen (a year-on-year decrease of 21.8 billion yen), ordinary income of 65.5 billion yen (a year-on-year decrease of 37.5 billion yen), and profit attributable to owners of the parent of 37.9 billion yen (a year-on-year decrease of 38.2 billion yen) for the fiscal year.

–    1    –

Status of Assets, Profit and Loss, and Main Indicators

Fiscal year		19th FY April 2015–March 2016	20th FY April 2016–March 2017	21st FY April 2017–March 2018	22nd FY April 2018–March 2019	23rd FY April 2019–March 2020
Net sales	(million yen)	1,343,898	1,212,282	1,328,526	1,482,909	1,338,987
Operating income	(million yen)	70,926	102,149	103,491	93,427	71,636
Ordinary income	(million yen)	63,183	97,196	110,205	102,972	65,517
Profit attributable to owners of parent	(million yen)	22,963	64,839	71,585	76,115	37,944
Profit per share	(yen)	22.95	324.05	358.38	385.60	194.94
Net assets	(million yen)	443,237	514,635	587,222	631,739	608,021
Gross assets	(million yen)	1,258,948	1,325,525	1,431,309	1,501,074	1,480,067
ROS	(%)	5.3	8.4	7.8	6.3	5.4
Net D/E ratio	(ratio)	1.03	0.79	0.75	0.68	0.76
ROE	(%)	5.8	15.6	14.9	14.3	7.0
Capital investment	(million yen)	43,405	45,383	81,248	61,924	76,294
Depreciation cost	(million yen)	48,640	44,057	45,653	49,504	52,106
Research and development costs	(million yen)	31,493	30,777	33,377	35,833	36,368
Employees	(people)	13,447	13,423	17,277	17,743	17,979

Note 1:	Profit per share is calculated using the average number of shares during the fiscal year.
Note 2:

A 5:1 common share consolidation was performed on October 1, 2017. Profitt per share for the 20th fiscal year (April 2016 to March 2017) is calculated based on the assumption that the share consolidation was performed at the start of the fiscal year.

Note 3:

Revisions to tax effect accounting standards, etc. were applied from the start of the 22nd fiscal year (April 2018 to March 2019) and have been applied retroactively to the main indicators for the 21st fiscal year (April 2017 to March 2018).

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Mobility

 Number of employees: 6,777 (increase of 369)

 Business details:

Manufacture and sale of elastomers, performance compounds, performance polymers, and polypropylene compounds

New product development support services for automotive and other industrial products (solutions business)

Efforts

In the automobile and ICT industries, new needs for lighter weight, electrification, and comfort are increasing.

The Company established its first European production facility for polypropylene compounds used in automobile bumpers and is making preparations to begin operations. Additionally, manufacturing facilities for glass fiber-reinforced polypropylene, which contributes to reduced weight by replacing metal in the rear doors and other parts of automobiles, were opened in the U.S. and Japan and have started operating.

Furthermore, the Company endeavored to strengthen its capabilities to provide solutions focused on customer needs together with ARRK Corporation, a global development support company, which became a consolidated subsidiary of the Company in January 2018.

Overview

 In elastomers, which are mainly used in automobile components and as resin modifiers, demand slowed down particularly in Asia, leading to decreased revenue.

 In performance compounds, revenue declined due to the effects of slower automobile production in Europe, the U.S., and China.

 In performance polymers, which are mainly used in information and communication technology (ICT), there was steady demand despite overall stagnant ICT demand, and sales were strong.

 In the overseas polypropylene compounds business, revenue declined due to the global slowdown in automobile production as well as the effects of the spread of COVID-19.

 In the solutions business, despite reduced development demand in Europe, sales were strong due to development demand from Japanese customers.

 Overall, operating income was 39.2 billion yen, a decrease of 3.5 billion yen year-on-year mainly due to factors such as a slowdown in demand for automobiles.

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Health Care
Number of employees: 2,607 (decrease of 58) Business details: Manufacture and sale of vision care materials, nonwovens, dental materials, and personal care materials
Efforts

Due to aging populations in developed countries and economic growth in developing countries, interest in health is increasing, and individual preferences and needs are becoming more diverse.

In ophthalmic lens materials, in which the Company is the global market share leader, sales continued to be strong, while the Company endeavored to increase hiring in countries such as China and India.

In nonwovens, technology developed for nonwovens for hygiene materials was applied to nonwovens for industrial materials, and the capabilities of nanofiber nonwovens that use filtering, etc. were enhanced.

Overview

 In vision care materials, sales were strong for ophthalmic lens materials.

 In nonwovens, sales volume remained largely the same as in the previous fiscal year.

 In dental materials, overall sales were largely stable, although some regions experienced the effects of the spread of COVID-19.

 Overall, despite factors such as an increase in fixed costs, operating income was 13.8 billion yen, an increase of 200 million yen year-on-year mainly due to an increase in sales volume.

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Food & Packaging
Number of employees: 2,638 (increase of 51) Business details: Manufacture and sale of coating and engineering materials, functional films and sheets, and agrochemicals
Efforts

In conjunction with the growth of the global population, ensuring access to food has become an issue facing society. Additionally, due to the increased standard of living in Asia, there are increasing needs to improve functionality and decrease the burden on the environment in the packaging field.

In functional films and sheets, construction of a new plant for ICROSTM Tape, the global market share leader in protective tape for semiconductor manufacturing, was completed in Taiwan, where there is high demand, thereby increasing supply capabilities to 1.5 times the previous level.

In agrochemicals, global expansion was accelerated, including through the obtainment of agrochemical registration for, and the first shipment of, Dinotefuran in Brazil.

Overview

  In coating and engineering materials, while sales volume decreased, there was also a decrease in fixed costs and an improvement in trading terms.

  In functional films and sheets, although there was a decrease in sales volume in packaging films, sales were strong in industrial films.

  Sales volume decreased in agrochemicals.

  Overall, despite an increase in fixed costs, operating income was 18.1 billion yen, an increase of 300 million yen year-on-year due to improvements in trading terms.

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Basic Materials

 Number of employees: 1,817 (increase of 20)

 Business details:

Manufacture and sale of ethylene, propylene, polyethylene, polypropylene, catalysts, phenol, purified terephthalic acid, PET resin, polyurethane raw materials, and industrial chemicals

Efforts

In the Basic Materials domain, which is centered on petrochemicals and basic chemicals, the Company provides materials in a wide range of fields, such as automotive, housing, consumer electronics, infrastructure, and food packaging.

During this fiscal year, despite changes in overseas market conditions and the effects of typhoons and the like, the Company advanced its efforts to strengthen competitiveness through means such as expanding product differentiation and progressing with measures for local production and local consumption.

Overview

  The operating ratio of naphtha crackers was lower than in the previous fiscal year due to equipment issues at Ichihara Works and the effects of typhoons.

  Polyethylene and polypropylene were affected mainly by a slowdown in demand for these materials for packaging use in addition to a decrease in inbound demand due to the spread of COVID-19.

  Overseas market conditions for olefin and phenol were below their level in the previous fiscal year.

  Overall, operating income was 8.7 billion yen, a decrease of 19.1 billion yen year-on-year due to factors such as overseas market conditions.

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Other Divisions

Number of employees: 4,140 (decrease of 146)

Net sales in other divisions, including Next Generation Business, etc., were 17.7 billion yen, a year-on-year decrease of 7.3 billion yen, which accounted for 1% of total net sales. Operating losses were 2.0 billion yen, a year-on-year increase of 600 million yen.

Creation of Next Generation Business
The Company endeavors to create new business models. Here we introduce one example, a rapid bacteriological identification system.

Commercializing a Revolutionary

Sepsis Testing Method

Together with the University of Toyama, the Company is progressing towards the practical application of a revolutionary testing method to rapidly identify the bacteria that causes sepsis (the Tm Mapping Method).

In recent years, in conjunction with advancements in medical care such as cancer treatment and organ transplants, there are increasing risks of serious infections, but with the current blood culture testing method, it ordinarily takes two to three days to identify the bacteria that causes sepsis. It is therefore necessary to choose an antibacterial to administer before the bacteria is identified, resulting in the risk of choose the wrong antibacterial. This is a life or death matter for seriously ill patients, and it risks giving rise to multidrug-resistant bacteria. The genetic testing method currently being developed by the Company was created to address these issues and can identify the bacteria that causes sepsis in approximately five hours after a blood sample is taken. This will make it possible to choose the correct antibacterial based on test results at an earlier stage.

Moving forward, the Company will continue to provide solutions through cutting-edge technological developments in order to achieve health and happiness in an aging society.

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(2) Status of Capital Investment

The amount of capital investment during the fiscal year was 76.3 billion yen, which was used to establish, expand, update, and streamline manufacturing facilities.

The main investments were those made to improve propylene purification capabilities at Ichihara Works and to improve manufacturing facilities for TAFMERTM in Singapore.

(3) Status of Financing

The Company obtained its necessary funds by using its own funds, obtaining loans from financial institutions, and issuing bonds. On December 5, 2019, the Company issued unsecured bonds worth 20.0 billion yen.

The balance of interest-bearing liabilities at the end of the fiscal year was 554.2 billion yen, an increase of 69.2 billion yen from the end of the previous fiscal year.

(4) Status of Major Lenders (as of March 31, 2020)

Lender	Loaned amount (millions of yen)

Sumitomo Mitsui Banking Corporation	30,354

The Yamaguchi Bank, Ltd.	26,733

Sumitomo Mitsui Trust Bank, Limited	23,802

Mizuho Bank, Ltd.	23,118

The Chiba Bank, Ltd.	19,390

Note: The above amounts include the following loans under syndicated loan agreements.

Sumitomo Mitsui Banking Corporation: 3,459 million yen / The Yamaguchi Bank: 16,580 million yen / Sumitomo Mitsui Trust Bank, Limited: 1,428 million yen / Mizuho Bank, Ltd.: 2,638 million yen / The Chiba Bank, Ltd.: 9,390 million yen

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(5) Status of Shares (as of March 31, 2020)

(1) Total number of authorized shares		600,000,000 shares
(2) Total number of issued shares		204,580,115 shares
(3) Number of shareholders	64,291	(decrease of 2,041 from end of previous fiscal year)

(4) Major shareholders (top ten shareholders)

Shareholder name	Shares held (thousands)	Shareholding ratio (%)

Japan Trustee Services Bank, Ltd. (Trust Account)	17,917	9.37

The Master Trust Bank of Japan (Trust Account)	17,331	9.07

Japan Trustee Services Bank, Ltd. (Trust Account 4)	5,097	2.66

Japan Trustee Services Bank, Ltd. (Trust Account 7)	4,392	2.29

Japan Trustee Services Bank, Ltd. (Trust Account 5)	3,617	1.89

Mitsui & Co., Ltd.	3,474	1.81

Japan Trustee Services Bank, Ltd. (Sumitomo Mitsui Trust Bank Re-entrustment / Mitsui & Co., Ltd. Retirement Benefit Trust Account)	3,474	1.81

Japan Trustee Services Bank, Ltd. (Trust Account 9)	3,318	1.73

JP MORGAN CHASE BANK 385151	3,067	1.60

Toray Industries, Inc.	2,847	1.49

(5) Other Material Matters Relating to Shares

•

Pursuant to a resolution of the Board of Directors on June 25, 2019, the Company issued 69,900 common shares to its Directors (excluding Outside Directors) and Executive Officers as restricted stock compensation.

•

Pursuant to a resolution of the Board of Directors on February 5, 2020, the Company repurchased its own shares from February 6, 2020 to April 2, 2020. The total number of shares repurchased was 4,419,600 shares, and the total amount of the repurchase price of the shares was 9,999,964,892 yen.

Note 1:	The status of shares indicates the status of the shares of the Company on a non-consolidated basis.
Note 2:	In regard to shareholder composition, the shares held by the Company as treasury shares (6.63%) are included under the category of “Individuals, etc.”
Note 3:

The shareholding ratios of major shareholders are calculated excluding treasury shares (13,557,163 shares). The Company holds 13,557,163 shares as treasury shares but is not included as a major shareholder above.

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(6) Status of Major Business Locations and Material Subsidiaries (as of March 31, 2020)

Mitsui Chemicals, Inc.

(1) Head office	Tokyo
(2) Branches	Nagoya Branch (Nagoya) Osaka Branch (Osaka) Fukuoka Branch (Fukuoka)
(3) Plants

Ichihara Works (Ichihara, Chiba)            Mobara Branch Factory (Mobara, Chiba)

Nagoya Works (Nagoya)                        Osaka Works (Takaishi, Osaka)

Iwakuni-Ohtake Works (Iwakuni and Waki-cho, Yamaguchi; Ohtake, Hiroshima)

Omuta Works (Omuta, Fukuoka)

(4) R&D headquarters	Sodegaura Center (Sodegaura, Chiba)
(5) Overseas business locations	Beijing Office

Subsidiaries

Business division	Company name	Location	Capital (millions of yen)	Voting right holding ratio of the Company (%)	Details of main business
Mobility	Advanced Composites, Inc.	U.S.	14 million USD	61.75	Manufacture and sale of PP compounds in the U.S.
	Grand Siam Composites Co., Ltd.	Thailand	64 million THB	47.13	Manufacture and sale of PP compounds in Southeast Asia
	Mitsui Elastomers Singapore Pte. Ltd.	Singapore	96 million USD	100.00	Manufacture and sale of elastomer products in Southeast Asia
	Advanced Composites Mexicana S.A. de C.V.	Mexico	3 million USD	61.75	Manufacture and sale of PP compounds in Mexico
	Mitsui Advanced Composites (Zhongshan) Co., Ltd.	China	117 million RMB	63.00	Manufacture and sale of PP compounds in China
	Mitsui Chemicals Industrial Products Ltd.	Bunkyo-ku, Tokyo	400	100.00	Manufacture and sale of synthetic resin materials for civil engineering and piping
	Mitsui Prime Advanced Composites India Pvt. Ltd.	India	2,450 million INR	83.96	Manufacture and sale of PP compounds in India
	Mitsui Prime Advanced Composites do Brasil Indústria e Comércio de Compostos Plásticos S.A.	Brazil	107 million BRL	93.00	Manufacture and sale of PP compounds in Brazil
	Mitsui Prime Advanced Composites Europe B.V.	Nether- lands	18 million EUR	81.50	Manufacture and sale of PP compounds in Europe (Manufacturing facilities currently in trial operation)
	ARRK CORPORATION	Osaka	2,000	74.66	Support for development of new automotive and other industrial products
	ARRK Product Development Group Ltd.	U.K.	20 million GBP	74.66	Coordinating business of ARRK CORPORATION in Europe
	Shapers’ France SASU	France	26 million EUR	74.66	Manufacture and sale of automotive and other industrial products in France
	ARRK CORPORATION (THAILAND) LTD.	Thailand	1,180 million THB	74.66	Support for development of new automotive and other industrial products in Southeast Asia
	Kyowa Industrial Co., Ltd.	Sanjo, Nigata	95	100.00	Manufacture and sale of molds

–    10    –

Business division	Company name	Location	Capital (millions of yen)	Voting right holding ratio of the Company (%)	Details of main business
Health Care	Kulzer GmbH	Germany	25 million EUR	80.01	Manufacture and sale of dental materials in Germany
	Mitsui Fine Chemicals, Inc.	Chuo-ku, Tokyo	400	100.00	Sale of fine chemicals and inorganic chemicals
	Kulzer, LLC	U.S.	6 million USD	80.01	Manufacture and sale of dental materials in the U.S.
	Mitsui Hygiene Materials Thailand Co., Ltd.	Thailand	1,310 million THB	100.00	Manufacture and sale of hygiene materials in Southeast Asia
	SDC Technologies, Inc.	U.S.	84 million USD	100.00	Manufacture and sale of plastic, glass, and other coating materials
	Mitsui Chemicals Nonwovens (Tianjin) Co., Ltd.	China	470 million RMB	100.00	Manufacture and sale of nonwovens for use in hygiene materials in China
Food & Packaging	Mitsui Chemicals Tohcello, Inc.	Chiyoda-ku, Tokyo	3,450	100.00	Manufacture, processing, and sale of synthetic resin films, etc.
	Mitsui Chemicals Agro, Inc.	Chuo-ku, Tokyo	350	100.00	Manufacture and sale of agrochemicals
	Japan Composite Co., Ltd.	Chuo-ku, Tokyo	1,005	65.00	Manufacture and sale of unsaturated polyester resins and molding materials
	Anderson Development Company	U.S.	1 million USD	100.00	Manufacture and sale of specialty chemicals
Basic Materials	Prime Polymer Co., Ltd.	Minato-ku, Tokyo	20,000	65.00	Manufacture, processing, and sale of polyethylene and polypropylene
	Mitsui Phenols Singapore Pte. Ltd.	Singapore	120 million USD	95.00	Manufacture and sale of phenols, acetone, and bisphenol A in Southeast Asia
	Prime Evolue Singapore Pte. Ltd.	Singapore	115 million USD	52.00	Manufacture and sale of metallocene polymers in Southeast Asia
	Evolue Japan Co., Ltd.	Minato-ku, Tokyo	100	48.75	Manufacture and sale of metallocene polymers
	Shimonoseki Mitsui Chemicals, Inc.	Shimono-seki, Yamaguchi	490	100.00	Manufacture and sale of phosphor products and gas products
Others	Mitsui Chemicals Europe GmbH	Germany	1 million EUR	100.00	Coordinating business in Europe
	Mitsui Chemicals America, Inc.	U.S.	5 million USD	100.00	Coordinating business in the U.S.
	Mitsui Chemicals (China) Co., Ltd.	China	59 million RMB	100.00	Coordinating business in China
	Taiwan Mitsui Chemicals, Inc.	Taiwan	28 million TWD	100.00	Sale of the Company’s products in Taiwan
	Mitsui Chemicals Asia Pacific, Ltd.	Singapore	2 million USD	100.00	Coordinating business in Southeast Asia

Note 1: The voting right holding ratio indicates the total ratio of voting rights held directly and indirectly.

Note 2: Capital has been rounded to nearest whole number.

–    11    –

(7) Issues to Be Addressed

The Mitsui Chemicals Group has established a corporate mission of “contributing broadly to society by providing high-quality products and services to customers through innovation and the creation of materials, while keeping in harmony with the global environment,” and it endeavors to contribute to society through its business activities by engaging in efforts to resolve social issues involving economics, the environment, and society. Additionally, the Mitsui Chemicals Group has established a corporate target of “constantly pursuing innovation and growth to become a chemical group with an undisputed global presence.”

The long-term business plan looking ahead to 2025 identifies the achievement of “a cohesive society in harmony with the environment,” “health and happiness in an aging society,” and “industrial platforms in harmony with local communities” as social issues to which the Mitsui Chemicals Group should contribute, and the Group is endeavoring to achieve a better future society in the five business domains of Mobility, Health Care, Food & Packaging, Next Generation Business, and Basic Materials.

In addition to promoting fundamental strategies such as pursuing innovations focused on customer needs, strengthening the global management of the Group, and improving the competitiveness of existing businesses, the Mitsui Chemicals Group will endeavor to achieve the consolidated management targets stated to the right in fiscal year 2025 by actively increasing growth investment and research and development costs.

Additionally, in contrast to traditional medium-term business plans that are established for three-year periods, the Company has adopted a rolling review system wherein it reviews the business plan for the next three years when formulating the budget each year. As the social environment is experiencing great and rapid changes, the Company will increase the ability of management to adapt to the environment and accelerate the promotion of corporate strategies while maintaining a long-term perspective.

Based on the management vision and business plans discussed above, for fiscal year 2020, the Company has identified the business environment to be as follows, and it will endeavor to address the key issues set out below.

Business Environment

In the global economy during fiscal year 2020, due to the effects of the global COVID-19 pandemic, economic activity is expected to greatly decline, and some countries and regions are expected to possibly experience growth rates much lower than those during the Lehman shock.

In the Japanese economy, as well, economic activity is expected to greatly decline in the same way as the global economy, and extremely severe conditions are expected to continue due to the effects of COVID-19.

In the chemical industry, demand is expected to decline due to the extremely severe global economic environment, and circumstances requiring caution in regard to changes in naphtha and chemical product market conditions are expected to continue.

Key Issues

Economy

•	Expansion and growth in the three growth domains
•	Selection and concentration by assigning priority ranks to investments for expansion and growth and investments to strengthen foundations for global management of the Group
•	Accelerate development and creation of new, next-generation businesses and products
•	Further increase competitiveness of Basic Materials business

Society and Environment

•	Completely eliminate accidents and other trouble; the whole Company working to thoroughly ensure safety
•	Strengthen compliance measures throughout the entire Group
•	Strengthen incorporation of ESG elements into management and strategies

FY2025: Long-term management targets

Operating income	¥200.0bn
Net sales	¥2,000.0bn
Return on sales	10%
Return on equity	10% or more
Net D/E*	0.8 or less

* Ratio of interest-bearing debts to equity

Aggressive allocation of management resources

Growth invest-ment	¥1tn over 10 years Including ¥400.0bn in strategic investments
R&D costs	¥70.0bn in FY2025 Approx. twice more than FY2016

Results forecast	(100 millions of yen)

	FY2019 Consolidated results	FY2020 Consolidated results forecast
Net sales (*Sales revenue)	13,390	11,450
Operating income (*Core operating income)	716	350
Ordinary income (*Operating income)	655	370
Profit attributable to owners of parent	379	200
Return on assets	4.8%	2.3%
Return on equity	7.0%	3.7%

* The Company plans to apply the International Financial Reporting Standards (IFRS) from FY2020 and has therefore prepared the results forecast for FY2020 based on the IFRS. The terms in parentheses are the terms used under the IFRS. Core operating income has been calculated by subtracting profits and losses arising due to non-routine business (such as losses due to business withdrawal or contraction) from operating income.

–    12    –

Response to Effects of COVID-19

In response to the current crisis, while ascertaining demand trends and securing its supply chain for procuring raw materials and shipping products, the Company is currently concentrating on measures focused on cash flow such as carefully managing inventories, accounts receivable, and accounts payable, limiting unnecessary or non-urgent expenditures, increasing borrowing limits, and securing cash on hand.

Additionally, the Company is taking necessary measures to reduce the risk of infection for employees and related personnel (such as telecommuting and staggered working hours) and is endeavoring to maintain corporate functions and ensure the safety and stable operations of factories.

Furthermore, as nonwoven fabric is a raw material for medical gowns (isolation gowns) that are currently difficult to obtain, in order to support medical workers, the Company used the production lines of Sunrex Industry Co., Ltd., a wholly-owned subsidiary of the Company, to enable production of enough nonwoven fabric for 10 million gowns or more per month and has begun supplying that fabric.

The Company will continue responding to COVID-19 in order to both continue its business and contribute to society.

Overview of Production of Nonwovens for Medical Gowns

1	Product	Spunbond nonwoven fabric (product name: PS-105-GW)

2	Company	Sunrex Industry Co., Ltd.

3	Location	1 Asakecho, Yokkaichi, Mie

4	Purpose	Manufacture of nonwoven fabric for medical gowns

5	Output	Nonwoven fabric for 10 million medical gowns per month

(8) Other Material Matters Relating to the Current Status of the Mitsui Chemicals Group

Execution of Share Exchange Agreement Concerning the Company Making ARRK CORPORATION Its Wholly-owned Subsidiary

The Company and ARRK CORPORATION (“ARRK”), a consolidated subsidiary of the Company, resolved at the meetings of their respective Boards of Directors held on May 14, 2020 to conduct a share exchange (the “Share Exchange”) through which the Company will become the wholly-owning parent company of ARRK and ARRK will become a wholly-owned subsidiary of the Company, and the companies executed a share exchange agreement.

The Share Exchange is planned to be conducted with an effective date of August 1, 2020 after receiving approval through a resolution of the annual shareholders meeting of ARRK to be held on June 26, 2020.

Additionally, the Company holds shares of ARRK indirectly through MC Investment 01 Corporation, a wholly-owned subsidiary of the Company, but in advance of the Share Exchange becoming effective, the Company plans to conduct an absorption-type merger in which the Company will be the surviving company and MC Investment 01 will be the disappearing company with an effective date of July 31, 2020.

–    13    –

Contributing to the Environment and Society

Through Business Activities

The Company believes that the chemical industry has a large role to fulfill in addressing social issues by developing revolutionary new products and technologies. The Company visualizes products and services that contribute to social and environmental issues through business activities as having Blue ValueTM and Rose ValueTM and promotes the resolution of social issues by setting targets in the long-term business plan.

During the fiscal year, in response to changes in social issues and needs, the Company revised Rose ValueTM to include elements that contribute to ensuring the sustainability of cities, such as preventing and reducing damage from natural disasters and achieving long lifespans for infrastructure.

Moving forward, the Company will continue making efforts in investment and lending plans and budgets and actively investing to expand the products and services that are certified as having Blue ValueTM or Rose ValueTM.

Blue ValueTM	Rose ValueTM

Environmental contribution value	QOL improvement contribution value
-Reducing CO2	-Enriching daily life and society
-Conserving resources	-Extending healthy life expectancy
-Coexisting with nature	-Addressing food problems

–    14    –

2. Corporate Governance of Mitsui Chemicals

(1) Basic Views on Corporate Governance

The Mitsui Chemicals Group is constantly engaged in business activities to realize its corporate vision, which is comprised of its corporate mission and corporate target. The Group recognizes that efforts to achieve effective corporate governance as part of that process will allow it:

(i) to maintain and develop trusting relationships with shareholders and all other diverse stakeholders of the Group, and

(ii) to create a framework that can execute transparent, fair, timely, and decisive decision-making, through which the Group can achieve sustainable growth and increased corporate value over the medium to long term. Accordingly, the Group holds the enhancement of its corporate governance to be one of its key management issues and is endeavoring to achieve that enhancement.

The Company has set out its basic views, policies, and the like regarding corporate governance in its “Corporate Governance Guidelines,” which are published on the Company’s website.

(2) History of the Company’s Corporate Governance Reforms

Since its founding, Mitsui Chemicals has continually made reforms in order to achieve more effective corporate governance.

These efforts have been recognized, and the Company received the Winner Company prize in the Corporate Governance of the YearTM 2019 awards organized by the Japan Association of Corporate Directors.

With renewed motivation from receiving this award, the Company will endeavor to further improve the effectiveness of its corporate governance thereby increase its corporate value.

For details, please see the Company’s website (https://jp.mitsuichemicals.com/en/release/2020/2020_0226.htm)

–    15    –

(3) Corporate Governance Framework

The Board of Directors of the Company, which is presided over by a chairman independent from business execution (see note), makes material management decisions and oversees the execution of business by each Director, and as a company with a board of corporate auditors, the Corporate Auditors and the Board of Corporate Auditors, which are independent from the Board of Directors, audit matters such as the status of each Director’s performance of his or her duties. Under this structure, the Company endeavors to achieve smooth and efficient management through measures such as clarifying official authorities and decision-making rules under internal regulations, clarifying the division of duties for management oversight and business execution by adopting an executive officer system, deliberating on material matters at meetings of the Management Committee, and ensuring that a broad range of perspectives from throughout the Group inform strategic discussions of the Group-wide Strategy Committee. In addition, the Company endeavors to ensure sound and appropriate operations through internal control systems based on emphasizing the proper functioning of the Corporate Auditors, audits on the appropriateness of operations by the internal audit department, thorough risk management, and the like.

(Note: As of April 1, 2020)

General Meeting of Shareholders
Election and dismissal
Election and dismissal
Election and dismissal
Accounting Auditor
Account auditing
Board of Directors
Auditing
Board of Corporate Auditors
Account auditing
Human Resource Advisory Committee
Executive Compensation Advisory Committee
Election and dismissal, oversight
Auditing
President & CEO
Management Committee
Group-wide Strategy Committee
Corporate Sustainability Committee
Responsible Care Committee
Risk & Compliance Committee
Business sectors, corporate divisions, R&D Center, Works, etc.
Internal Control Division
Auditing
Monitoring, guidance
Oversight, guidance
Auditing
Subsidiaries and Affiliates

–    16    –

(4) Status of Directors and Corporate Auditors (as of March 31, 2020)

Position in company	Name	Status of responsibilities and significant concurrent positions
Representative Director, President & CEO	Tsutomu Tannowa	Supervision of general business execution (CEO)
Representative Director, Executive Vice President	Masaharu Kubo	Assistant to president (CFO) In charge of Finance & Accounting Division and Corporate Sustainability Committee
Representative Director, Senior Managing Executive Officer	Hideki Matsuo

Assistant to president (CTO)

Supervising R&D Center, RC & Quality Assurance Division, and Responsible Care Committee

In charge of Production & Technology Center, Fabricated Products Business Coordination Division, and Intellectual Property Division

Director, Senior Managing Executive Officer	Takayoshi Shimogori

Business Sector President, Food & Packaging Business Sector

In charge of Mobility Business Sector, New Mobility Business Development Division, and Robot Materials Business Development Division

Director and Chairman of ARRK CORPORATION

Director, Senior Managing Executive Officer	Osamu Hashimoto	Business Sector President, Health Care Business Sector In charge of New Health Care Business Development Division and H-Project Division
Director	Yukiko Kuroda	Managing Director and Founder of People Focus Consulting Outside Director of CAC Holdings Corporation Outside Director of Seven Bank, Ltd. Independent Director of Terumo Corporation
Director	Hajime Bada	Honorary advisor of JFE Holdings, Inc. Outside Corporate Auditor of ASAGAMI Corporation Outside Director of NSK Ltd.
Director	Yukiko Yoshimaru	Outside Director of Sekisui House, Ltd.
Full-time Corporate Auditor	Akio Ayukawa
Full-time Corporate Auditor	Shigeru Isayama	Outside Director of Fukuvi Chemical Industry Co., Ltd.
Corporate Auditor	Katsuyoshi Shinbo	Attorney at Shinbo & Partners Outside Director of Sumitomo Mitsui Financial Group, Inc.
Corporate Auditor	Shozo Tokuda	Outside Audit & Supervisory Board Member of ITOCHU ENEX CO., LTD.
Corporate Auditor	Mikio Fujitsuka	Advisor of Komatsu Ltd. Outside Director of Yamaha Corporation

–    17    –

Note 1:

Yukiko Kuroda, Hajime Bada, and Yukiko Yoshimaru are Outside Directors. Additionally, pursuant to the regulations of the Tokyo Stock Exchange, the Company has designated each of them as an Independent Director who is unlikely to have any conflict of interests with general shareholders and has notified the Tokyo Stock Exchange to that effect.

Note 2:

Katsuyoshi Shinbo, Shozo Tokuda, and Mikio Fujitsuka are Outside Corporate Auditors. Additionally, pursuant to the regulations of the Tokyo Stock Exchange, the Company has designated each of them as an Independent Corporate Auditor who is unlikely to have any conflict of interests with general shareholders and has notified the Tokyo Stock Exchange to that effect.

Note 3:	Corporate Auditors Shozo Tokuda and Mikio Fujitsuka have a significant level of knowledge in regard to finance and accounting, as described below.
•	Shozo Tokuda is qualified as a certified public accountant and has a wide range of experiences working for an auditing firm for many years.
•	Mikio Fujitsuka has a wide range of experiences as a manager and CFO of listed companies.
Note 4:	Director Yukiko Kuroda’s name on the official family register is Yukiko Matsumoto.
Note 5:	In June 2019, Director Hajime Bada ceased to be an advisor of JFE Holdings Inc., a significant concurrent position, and became an honorary advisor thereto.
Note 6:	In June 2019, Corporate Auditor Shigeru Isayama assumed office as an Outside Director of Fukuvi Chemical Industry Co., Ltd., a significant concurrent position.
Note 7:	In June 2019, Corporate Auditor Mikio Fujitsuka assumed office as an Outside Director of Yamaha Corporation, a significant concurrent position.
Note 8:

Pursuant to Article 427, paragraph (1) of the Companies Act, the Company has executed agreements with each Outside Director and each Outside Corporate Auditor limiting their liability for damages under Article 423, paragraph (1) of the Companies Act. The limit of the liability for damages under those agreements is the amount stipulated by laws and ordinances.

Note 9:	As of April 1, 2020, the positions and responsibilities of the Directors other than the Outside Directors have been changed as follows.

Position in company	Name	Status of responsibilities and significant concurrent positions
Representative Director, Chairman	Tsutomu Tannowa
Representative Director, President & CEO	Osamu Hashimoto	Supervision of general business execution (CEO)
Representative Director, Executive Vice President	Hideki Matsuo

Assistant to president (CTO)

Supervising R&D Center

In charge of RC & Quality Assurance Division, Production & Technology Center, Fabricated Products Business Coordination Division, Intellectual Property Division, New Business Development Division, and Responsible Care Committee

Director, Senior Managing Executive Officer	Takayoshi Shimogori

Business Sector President, Food & Packaging Business Sector

Supervising Health Care Business Sector, New Health Care Business Development Division, and H-Project Division

Director and Chairman of ARRK CORPORATION

Director	Masaharu Kubo

–    18    –

(5) Status of Executive Officers (as of April 1, 2020)

Position in company	Name	Status of responsibilities and significant concurrent positions
President & CEO	Osamu Hashimoto	Supervision of general business execution (CEO)
Executive Vice President	Hideki Matsuo

Assistant to president (CTO)

Supervising R&D Center

In charge of RC & Quality Assurance Division, Production & Technology Center, Fabricated Products Business Coordination Division, Intellectual Property Division, New Business Development Division, and Responsible Care Committee

Senior Managing Executive Officer	Takayoshi Shimogori

Business Sector President, Food & Packaging Business Sector

Supervising Health Care Business Sector, New Health Care Business Development Division, and H-Project Division

Director and Chairman of ARRK CORPORATION

Senior Managing Executive Officer	Tadashi Yoshino	Business Sector President, Basic Materials Business Sector Responsibilities: Osaka Branch, Fukuoka Branch, and Nghi Son-Project Division
Managing Executive Officer	Koichiro Sato	Business Sector President, Mobility Business Sector Responsibilities: New Mobility Business Development Division and Nagoya Branch
Managing Executive Officer	Hiroshi Tsunashima	Center Executive, Production & Technology Center Responsibilities: Ichihara Works, Nagoya Works, Osaka Works, Iwakuni-Ohtake Works, and Omuta Works
Managing Executive Officer	Keishi Susowake	Responsibilities: Purchasing Division, Logistics Division, Corporate Administration & Legal Division, Corporate Communications Division and Risk Compliance Committee
Managing Executive Officer	Yoshinori Ando

General Manager, Global Human Resources Division

Responsibilities: Human Resources Division, Global Human Resources Division, Affiliates Coordination Division, Mitsui Chemicals Asia Pacific, Ltd., Mitsui Chemicals (China) Co., Ltd., Mitsui Chemicals America, Inc., and Mitsui Chemicals Europe GmbH

Managing Executive Officer	Akio Hirahara	Responsibilities: Corporate Planning Division, Information System Division, Corporate Sustainability Division, and Corporate Sustainability Committee
Managing Executive Officer	Hajime Nakajima	CFO Responsibility: Finance & Accounting Division
Managing Executive Officer	Shingo Shibata	Center Executive, R&D Center
Executive Officer	Yasunori Nishiyama	Representative in the Americas President, Mitsui Chemicals Americas, Inc. President, Whole You, Inc.
Executive Officer (see note)	Satoshi Ozawa	President, Mitsui Chemicals Agro, Inc.
Executive Officer	Yasuhiro Hosomi	General Manager, Ichihara Works
Executive Officer	Takehiko Takagi	General Manager, Osaka Works
Executive Officer	Akihiro Tachibana	Business Sector Vice President, Health Care Business Sector
Executive Officer	Hiroshi Nishio	General Manager, Internal Control Division
Executive Officer	Koichi Yanase	Business Sector Vice President, Mobility Business Sector Responsibility: New Mobility Business Development Division
Executive Officer (see note)	Atsushi Komoriya	Representative Director and President, ARRK CORPORATION
Executive Officer	Fumio Yoshizumi	Business Sector Vice President, Basic Materials Business Sector
Executive Officer	Masayuki Kinoshita	General Manager, Human Resources Division
Executive Officer	Toshihiro Takai	General Manager, Omuta Works
Executive Officer (see note)	Kensuke Fujimoto	President, Prime Polymer Co., Ltd.
Executive Officer (see note)	Shigeharu Matsuzaka	Managing Executive Officer, Mitsui Chemicals Tohcello, Inc. and Food & Packaging Business Sector
Executive Officer	Kenji Suematsu	General Manager, Iwakuni-Ohtake Works
Executive Officer	Hisayoshi Tanaka	Business Sector President, Health Care Business Sector Responsibilities: New Health Care Business Development Division and H-Project Division
Executive Officer	Kazumasa Izawa	Business Sector Vice President, Basic Materials Business Sector General Manager, Planning & Coordination Division, Basic Materials Business Sector

Note: Contract employee treated as Executive Officer

–    19    –

(6) Summary of Executive Compensation System

Basic Policy

(1)	Compensation will be appropriate as consideration for the entrustment of the Company’s management and will lead to growth and increased performance for the Mitsui Chemicals Group.
(2)	The compensation system will be designed to reflect corporate performance and individual performance.
(3)

The higher the position, the more compensation will reflect factors contributing to the mid- to long-term growth of the Company, and compensation will strengthen the sharing of value with shareholders.

(4)	The Company will be able to completely fulfill its responsibility for accountability to shareholders, etc. in regard to compensation, and the transparency of compensation will be ensured.

Procedures

Compensation for Directors and Corporate Auditors of the Company is determined by a resolution of the Board of Directors after the Executive Compensation Advisory Committee has deliberated and delivered a report thereon.

Compensation Structure

Compensation for Directors (excluding Outside Directors) of the Company is composed of (i) basic compensation (fixed amount), (ii) bonuses, and (iii) stock compensation.

Compensation for Outside Directors and Corporate Auditors of the Company is composed only of basic compensation (fixed amount).

System for Director compensation				FY2019: Ratio of variable compensation and fixed compensation for Directors (excluding Outside Directors)
	Mid- to long-term incentives	Short-term incentives	Fixed compensation
Details	• Purpose is to sustainably increase corporate value over mid- to long-term • Purpose is to further strengthen sharing of value with shareholders	• Paid based on performance for the relevant fiscal year • Operating income is used as main indicator	• Monthly fixed-amount compensation
Type of compen-sation, etc.	Restricted stock compensation	Bonuses	Basic compensation

Total amount of compensation, etc. of Directors and Corporate Auditors

Category	Number of people paid		Amount paid (millions of yen)
					Basic compensation		Bonuses		Stock compensation
Directors (Outside Directors)	9	(4)	408	(40)	287	(40)	55	(–)	65	(–)
Corporate Auditors (Outside Corporate Auditors)	6	(4)	102	(39)	102	(39)	–	(–)	–	(–)
Total (Outside Directors and Corporate Auditors)	15	(8)	511	(78)	390	(78)	55	(–)	65	(–)

Note 1:

The 20th Ordinary General Meeting of Shareholders held on June 27, 2017 resolved that the amount of compensation for Directors would be limited to 600 million yen per year (including a limit of 60 million yen per year for Outside Directors). Additionally, the same shareholders meeting resolved that separate from that limit, the amount of compensation paid for granting restricted stock compensation to Directors (excluding Outside Directors) would be limited to 120 million yen per year.

Note 2:	The 8th Ordinary General Meeting of Shareholders held on June 28, 2005 resolved that the amount of compensation for Corporate Auditors would be limited to 11 million yen per month.
Note 3:

The amounts stated above include the amounts paid to one Director and one Corporate Auditor who left office at the close of the 22nd Ordinary General Meeting of Shareholders held on June 25, 2019 from April 2019 until the time they left office.

Note 4:	The amounts paid stated above include the amounts of Director bonuses planned to be paid for the fiscal year. Five Directors in office as of March 31, 2020: 55 million yen
Note 5:

The amounts paid stated above include the amounts of expenses recorded for compensation for granting restricted stock compensation for the fiscal year.

Five Directors in office as of March 31, 2020: 65 million yen

–    20    –

(7) Matters Concerning Outside Directors and Outside Corporate Auditors

(i)	Status of significant concurrent positions with other corporations, etc. and the relationship between the Company and those other corporations, etc.

	Significant concurrent positions	Relationship between Company and other corporations, etc.
Director Yukiko Kuroda	Managing Director and Founder of People Focus Consulting	In fiscal year 2018 and fiscal year 2019, the Company commissioned People Focus Consulting to provide facilitation training services, but the amount paid by the Company as compensation for those services was insignificant, being less than 1% of the net sales of People Focus Consulting for those fiscal years.
	Outside Director of CAC Holdings Corporation	No particular relationship.
	Outside Director of Seven Bank, Ltd.	No particular relationship.
	Independent Director of Terumo Corporation	The Company engages in transactions with Terumo Corporation, but there is no particular relationship that would cause a conflict of interests with general shareholders.
Director Hajime Bada	Honorary Advisor of JFE Holdings, Inc.	No particular relationship.
	Outside Corporate Auditor of ASAGAMI Corporation	No particular relationship.
	Outside Director of NSK Ltd.	The Company engages in transactions with NSK Ltd., but there is no particular relationship that would cause a conflict of interests with general shareholders.
Director Yukiko Yoshimaru	Outside Director of Sekisui House, Ltd.	No particular relationship.
Corporate Auditor Katsuyoshi Shinbo	Attorney at Shinbo & Partners	No particular relationship.
	Outside Director of Sumitomo Mitsui Financial Group, Inc.	The Company engages in transactions with Sumitomo Mitsui Financial Group, Inc., and has received loans from Sumitomo Mitsui Banking Corporation, but there is no particular relationship that would cause a conflict of interests with general shareholders.
Corporate Auditor Shozo Tokuda	Outside Audit & Supervisory Board Member of ITOCHU ENEX CO., LTD.	The Company engages in transactions with ITOCHU ENEX CO., LTD., but there is no particular relationship that would cause a conflict of interests with general shareholders.
Corporate Auditor Mikio Fujitsuka	Advisor of Komatsu Ltd.	No particular relationship.
	Outside Director of Yamaha Corporation	No particular relationship.

–    21    –

(ii) Status of main activities during the fiscal year

	Status of attendance at Board of Directors meetings	Status of attendance at Board of Corporate Auditors meetings

Director Yukiko Kuroda	12/12	–
Status of comments at Board of Directors meetings

Based on her extensive experience as a corporate manager, an outside director of other companies, and a consultant, Yukiko Kuroda provides comments as appropriate in order to achieve sound and efficient corporate management in consideration of the appropriate execution of business and corporate social responsibility.

Director Hajime Bada	11/12	–
Status of comments at Board of Directors meetings

Based on his extensive experience as a corporate manager and the leader of a trade association, Hajime Bada provides comments as appropriate in order to achieve sound and efficient corporate management in consideration of the appropriate execution of business and from a fundamental perspective that takes into view the entire Mitsui Chemicals Group.

Director Yukiko Yoshimaru	10/10	–
Status of comments at Board of Directors meetings

Based on her experience as a director of other companies, including her experience in promoting diversity, as well as her extensive international experience, Yukiko Yoshimaru provides comments as appropriate in order to achieve sound and efficient corporate management in consideration of the appropriate execution of business and from a global perspective.

Corporate Auditor Katsuyoshi Shinbo	11/12		14/17
Status of comments at Board of Directors meetings and Board of Corporate Auditors meetings

Based on his extensive experience being an attorney for many years as well as his experience as an outside corporate auditor of another company, Katsuyoshi Shinbo provides comments as appropriate in order to achieve sound and efficient corporate management in consideration of matters such as ensuring the appropriate execution of the Company’s business and improving the management oversight function of the Company’s Board of Directors.

Corporate Auditor Shozo Tokuda	12/12		17/17
Status of comments at Board of Directors meetings and Board of Corporate Auditors meetings

Based on his extensive experience being a certified public accountant for many years as well as his experience as an outside corporate auditor of another company, Shozo Tokuda provides comments as appropriate in order to achieve sound and efficient corporate management in consideration of matters such as ensuring the appropriate execution of the Company’s business and improving the management oversight function of the Company’s Board of Directors.

Corporate Auditor Mikio Fujitsuka	9/10		12/13
Status of comments at Board of Directors meetings and Board of Corporate Auditors meetings

Based on his extensive experience as a manager and CFO of a listed company as well as his experience as an outside director of another company, Mikio Fujitsuka provides comments as appropriate in order to achieve sound and efficient corporate management in consideration of matters such as ensuring the appropriate execution of the Company’s business and improving the management oversight function of the Company’s Board of Directors.

–    22    –

(8)	Evaluation of the Effectiveness of the Board of Directors

The Board of Directors of the Company endeavors to improve itself by analyzing and evaluating the effectiveness of the Board of Directors as a whole each year using methods such as self-evaluations by each Director and Corporate Auditor and discussions among only the Outside Directors and Outside Corporate Auditors.

Method for Evaluating the Effectiveness of the Board of Directors for FY2019

Measures Implemented in FY2019

(i)

Board of Directors discussions: In order to further expand discussions regarding mid- to long-term management strategies, the Board increased the number of meetings held and regularly engaged in discussions regarding mid- to long-term targets and strategies as well as capital costs.

(ii)

Operation of the Board of Directors: The Board revised the Board of Directors Regulations and reviewed standards so that the matters addressed by the Board would be limited to those that are most important.

(iii)

Improvement of explanations in advance: The Board made changes such as expanding the relevant materials that are provided to Outside Directors and Outside Corporate Auditors in advance and providing explanations on important matters to Outside Directors and Outside Corporate Auditors in advance.

Evaluation Results and Future Measures

The results of marks given in self-evaluations by the Directors and Corporate Auditors for fiscal year 2019 were largely the same as in the previous fiscal year. Additionally, it was confirmed that due to the implementation of measures for the purpose of improving the oversight function of the Board of Directors, improvements are being made and the oversight function is being more actively exercised, and the evaluation determined that as in the previous year, the effectiveness of the Board of Directors has been sufficiently ensured.

Tasks moving forward

(i)  Further expand discussions on mid- to long-term management strategies

(ii)   Further improve advance explanations to Outside Directors and Outside Corporate Auditors and thoroughly ensure that materials are distributed in advance

(iii)  Review method of implementing reports on status of performance of duties

Based on the results of the evaluation of the effectiveness of the Board of Directors each year, the Company will consider and implement the measures necessary to improve the Board’s oversight function.

–    23    –

(9)	Status of Accounting Auditor

Name

Ernst & Young ShinNihon LLC

Amount of Compensation, etc. Paid to Accounting Auditor

Amount paid

Amount of compensation, etc. as accounting auditor for the fiscal year	189 million yen

Total amount of money and other economic benefits to be paid to the accounting auditor by the Company and its subsidiaries	366 million yen

Note 1:	Some consolidated subsidiaries of the Company have undergone audits by auditing firms other than the accounting auditor of the Company.
Note 2:

The amount of audit compensation, etc. for audits pursuant to the Companies Act and audits pursuant to the Financial Instruments and Exchange Act are not clearly separated in the audit agreement between the Company and the accounting auditor, and those amounts cannot be effectively separated; accordingly, the amount of compensation, etc. as accounting auditor for the fiscal year indicates the total amount for both types of audits.

Note 3:

The Board of Corporate Auditors of the Company consented to the amount of compensation, etc. of the accounting auditor after receiving information from the relevant internal divisions and the accounting auditor, confirming the independence, expertise, and audit quality of the accounting auditor, and considering the appropriateness of the content of the audit plan and the audit schedule as well as the status of the accounting auditor’s performance of its duties.

Details of Non-auditing Services Provided by the Accounting Auditor

The Company has paid Ernst & Young ShinNihon LLC consideration for services such as advisory services for the introduction of IFRS, which are services other than the services provided for in Article 2, paragraph (1) of the Certified Public Accountants Act (i.e., non-auditing services).

Policy on Decisions to Dismiss or Not Reappoint the Accounting Auditor

If the Board of Corporate Auditors determines that it is difficult for the accounting auditor to perform an appropriate audit due to the occurrence of events that would impair the qualifications or independence of the accounting auditor, or if it is otherwise necessary, the Board of Corporate Auditors will determine the content of a proposal on dismissing or not reappointing the accounting auditor to be submitted to the shareholders meeting.

Additionally, if the accounting auditor breaches its obligations in regard to its duties or neglects its duties, or if the Board of Corporate Auditors finds there to be other grounds for dismissal provided for in any item of Article 340, paragraph (1) of the Companies Act, the Board of Corporate Auditors will dismiss the accounting auditor with the unanimous consent of the Corporate Auditors.

Summary of Content of Liability Limitation Agreement with the Accounting Auditor

The Company and the accounting auditor have not executed an agreement limiting the accounting auditor’s liability for damages provided for in Article 423, paragraph (1) of the Companies Act.

–    24    –

Consolidated Financial Statements

Consolidated Balance Sheet (as of March 31, 2020)	(Millions of yen)

Item	Amount
ASSETS	1,480,067

Current Assets:	781,347

Cash and deposits	149,348

Notes and accounts receivable - trade	275,332

Inventories	288,006

Accounts receivable - other	55,959

Other	16,211

Allowance for doubtful accounts	(3,509)

Non-current Assets:	698,720

Property, plant and equipment	485,531

Buildings and structures, net	119,915

Machinery, equipment and vehicles, net	139,508

Land	156,646

Construction in progress	29,910

Other	39,552

Intangible assets	28,941

Goodwill	4,412

Software	8,001

Other	16,528

Investments and other assets	184,248

Investment securities	110,340

Net defined benefit asset	36,084

Deferred tax assets	11,610

Other	29,022

Allowance for doubtful accounts	(2,808)
Total	1,480,067

Item	Amount
LIABILITIES	872,046
Current Liabilities:	478,498
Notes and accounts payable - trade	128,458
Short-term loans payable	106,040
Current portion of long-term loans payable	42,186
Commercial papers	60,000
Current portion of bonds	10,426
Lease obligations	3,240
Accounts payable - other	78,165
Income taxes payable	5,383
Provision for directors’ bonuses	241
Provision for repairs	10,666
Other	33,693
Non-current Liabilities:	393,548
Bonds payable	76,012
Long-term loans payable	233,775
Lease obligations	22,564
Deferred tax liabilities	14,553
Provision for directors’ retirement benefits	262
Provision for repairs	5,626
Provision for environmental measures	410
Net defined benefit liability	26,350
Asset retirement obligations	3,165
Other	10,831
NET ASSETS	608,021
Shareholders’ Equity:	541,888
Capital stock	125,298
Capital surplus	89,514
Retained earnings	366,330
Treasury stock	(39,254)
Accumulated Other Comprehensive Income:	(14,299)
Valuation difference on available-for-sale securities	1,495
Deferred gains or losses on hedges	5
Foreign currency translation adjustments	(2,188)
Remeasurements of defined benefit plans	(13,611)
Non-controlling Interests:	80,432
Total	1,480,067

–    25    –

Consolidated Statement of Income (April 1, 2019 to March 31, 2020)	(Millions of yen)

Item	Amount
Net sales:		1,338,987

Cost of sales:		1,041,840

Gross profit		297,147

Selling, general and administrative expenses:		225,511

Operating income		71,636

Non-operating income:
Interest and dividends income	4,827
Equity in earnings of affiliates	3,165
Rent income	783
Insurance income	253
Other	3,246	12,274

Non-operating expenses:
Interest expenses	5,501
Loss on suspension of operations	2,824
Foreign exchange losses	3
Provision of allowance for doubtful accounts	2,707
Loss on disaster	1,873
Other	5,485	18,393

Ordinary income		65,517

Extraordinary income:
Gain on sales of non-current assets	453
Gain on sales of investment securities	192
Gain on contribution of securities to retirement benefit trust	19,243
Insurance income	4,916	24,804

Extraordinary losses:
Loss on disposal of non-current assets	4,200
Loss on sales of non-current assets	32
Impairment loss	2,508
Loss on business of subsidiaries and affiliates	2,298
Loss on valuation of investment securities	24
Loss on valuation of investments in capital	12,105
Loss on sale of businesses	694	21,861

Profit before income taxes		68,460
Income taxes–current	12,302
Income taxes–deferred	9,869	22,171

Profit		46,289
Profit attributable to non-controlling interests		8,345

Profit attributable to owners of parent		37,944

–    26    –

Non-consolidated Financial Statements

Non-consolidated Balance Sheet (as of March 31, 2020)	(Millions of yen)

Item	Amount
ASSETS	1,097,875
Current Assets:	412,840
Cash and deposits	72,731
Notes receivable - trade	391

Accounts receivable - trade	158,999

Securities	5,000
Merchandise and products	72,186
Work in process	1,731
Raw materials and supplies	39,575
Advance payments	2,264
Prepaid expenses	2,313
Short-term loans receivable	3,112
Accounts receivable - other	54,868

Other	2,117

Allowance for doubtful accounts	(2,447)

Non-current Assets:	685,035

Property, plant and equipment	291,456
Buildings	42,514
Structures	23,468
Machinery and equipment	65,072
Vehicles	251
Tools, furniture and fixtures	5,458

Land	136,530

Lease assets	2,541

Construction in progress	15,622

Intangible assets	7,490
Goodwill	82
Industrial property	1,445
Other rights	120
Software	5,843
Investments and other assets	386,089
Investment securities	24,487
Shares of subsidiaries and affiliates	228,878
Investment in capital	1
Investment in capital of subsidiaries and affiliates	46,751
Long-term loans receivable	3,583
Claims provable in bankruptcy, claims provable in rehabilitation and other	237
Long-term loans receivable from subsidiaries and affiliates	33,224

Long-term prepaid expenses	652

Prepaid pension cost	41,842

Other	9,196

Allowance for doubtful accounts	(2,762)
Total	1,097,875

Item	Amount
LIABILITIES	741,918
Current Liabilities:	432,901
Account payable - trade	77,024
Short-term loans payable	95,609
Current portion of long-term loans payable	37,629
Commercial papers	60,000
Current portion of bonds	10,000
Lease obligations	207
Accounts payable - other	61,058
Accrued expenses	8,530
Income taxes payable	652
Advances received	352
Deposits received	72,274
Provision for directors’ bonuses	68

Provision for repairs	9,031

Provision for loss on guarantees	450

Other	17

Non-current Liabilities:	309,017
Bonds payable	75,000
Long-term loans payable	216,104
Lease obligations	2,334
Deferred tax liabilities	1,601
Provision for retirement benefits	4,493
Provision for repairs	2,171
Provision for environmental measures	409
Asset retirement obligations	731
Other	6,174
NET ASSETS	355,957
Shareholders’ Equity:	354,869
Capital stock	125,298

Capital surplus	94,026

Legal capital surplus	54,027

Other capital surplus	39,999

Retained earnings	174,799

Legal retained earnings	12,506

Other retained earnings	162,293

Reserve for dividends	10,000

General reserve	28,070

Retained earnings brought forward	124,223
Treasury stock	(39,254)
Valuation and Translation Adjustments:	1,088
Valuation difference on available-for-sale securities	1,088
Total	1,097,875

–    27    –

Non-consolidated Statement of Income (April 1, 2019 to March 31, 2020)	(Millions of yen)

Item	Amount
Net sales:		672,194

Cost of sales:		572,293

Gross profit		99,901

Selling, general and administrative expenses:		91,838

Operating income		8,063

Non-operating income:
Interest and dividends income	25,405
Rent income	1,506
Other	2,485	29,396

Non-operating expenses:
Interest expenses	3,305
Loss on suspension of operations	2,472
Foreign exchange losses	345
Provision of allowance for doubtful accounts	2,703
Provision for loss on guarantees	97
Other	4,875	13,797

Ordinary income		23,662

Extraordinary income:
Gain on sales of non-current assets	358
Gain on sales of investment securities	177
Insurance income	4,545
Gain on contribution of securities to retirement benefit trust	19,243	24,323

Extraordinary losses:
Loss on disposal of non-current assets	3,321
Loss on sales of non-current assets	1
Impairment loss	753
Loss on valuation of shares of subsidiaries and affiliates	391
Loss on valuation of investments in capital	12,105	16,571

Profit before income taxes		31,414
Income taxes–current	(1,949)
Income taxes–deferred	8,797	6,848

Profit		24,566

–    28    –

Audit Reports

Accounting Audit Report on Consolidated Financial Statements

Independent Auditor’s Report May 18, 2020 To: Mitsui Chemicals, Inc. Mr. Osamu Hashimoto, President & CEO

Ernst & Young ShinNihon LLC Tokyo Office
Designated Limited Liability Partner	Certified Public Accountant	Shozo Fukuhara (seal)
Engagement Partner
Designated Limited Liability Partner	Certified Public Accountant	Shigeyuki Kano (seal)
Engagement Partner
Designated Limited Liability Partner	Certified Public Accountant	Satoshi Kanazawa (seal)
Engagement Partner

Audit Opinion

Pursuant to Article 444, paragraph (4) of the Companies Act, we have audited the consolidated financial statements, which consist of the consolidated balance sheet, consolidated statement of income, consolidated statements of changes in net assets, and notes to consolidated financial statements, of Mitsui Chemicals, Inc. for the consolidated fiscal year from April 1, 2019 to March 31, 2020.

In our opinion, based on accounting principles generally accepted as fair and appropriate in Japan, the consolidated financial statements referred to above present fairly, in all material respects, the status of the assets, profits, and losses of the corporate group consisting of Mitsui Chemicals, Inc. and its consolidated subsidiaries for the period regarding which the consolidated financial statements were prepared.

Basis for the Audit Opinion

We conducted our audit based on auditing standards generally accepted as fair and appropriate in Japan. Our responsibilities under the auditing standards are stated in “Responsibilities of the Auditor for the Audit of the Consolidated Financial Statements.” In accordance with regulations regarding professional ethics in Japan, we are independent from the company and its consolidated subsidiaries, and we have fulfilled all other ethical responsibilities as an auditor. We have judged that we obtained sufficient and appropriate audit evidence on which to base our opinion.

Responsibilities of the Management, the Corporate Auditors, and the Board of Corporate Auditors for the Consolidated Financial Statements

The management is responsible for preparing and fairly presenting the consolidated financial statements based on accounting principles generally accepted as fair and appropriate in Japan. This includes developing and implementing the internal controls that the management determines to be necessary in order to prepare and fairly present the consolidated financial statements without any material misstatement due to fraud or error.

In preparing the consolidated financial statements, the management is responsible for assessing whether or not it is appropriate to prepare the statements on a going concern basis and, if it is necessary to disclose matters relating to a going concern under accounting principles generally accepted as fair and appropriate in Japan, to disclose those matters.

The corporate auditors and the board of corporate auditors are responsible for overseeing the directors’ performance of their duties in developing and implementing the financial reporting process.

–    29    –

Responsibilities of the Auditor for the Audit of the Consolidated Financial Statements

The responsibility of the auditor is to obtain, through the audit performed by the auditor, a reasonable assurance regarding whether or not there is any material misstatement due to fraud or error in the consolidated financial statements as a whole and to express an opinion regarding the consolidated financial statements from an independent position in the audit report. Misstatements may occur due to fraud or error and are judged to be material if, whether individually or in total, they are reasonably expected to influence the decisions made by the users of the consolidated financial statements.

In accordance with auditing standards generally accepted as fair and appropriate in Japan, throughout the auditing process, the auditor makes professional judgments and maintains professional skepticism while implementing the following procedures.

•   The auditor identifies and assesses the risk of material misstatements due to fraud or error and develops and implements audit procedures in response to the risk of material misstatements. Audit procedures are chosen and applied at the discretion of the auditor. Additionally, the auditor obtains sufficient and appropriate audit evidence on which to base its opinion.

•   The purpose of the audit of the consolidated financial statements is not to express an opinion on the effectiveness of internal controls, but when assessing risks, the auditor considers internal controls relevant to the audit in order to develop appropriate audit procedures that suit the circumstances.

•   The auditor assesses the appropriateness of the accounting policies adopted by the management, the appropriateness of the method of the application of those policies, the reasonableness of the accounting estimates made by the management, and the appropriateness of the notes related to those estimates.

•   The auditor concludes whether or not it is appropriate for the management to prepare the consolidated financial statements on a going concern basis and, based on the audit evidence obtained, whether or not any material uncertainty is found regarding events or circumstances that would cause a material doubt regarding the assumption of the company being a going concern. If a material doubt regarding the assumption of the company being a going concern is found, it is necessary to call attention in the audit report to the notes to the consolidated financial statements, and if the notes to the consolidated financial statements regarding the material uncertainty are not appropriate, it is necessary to express a qualified opinion on the consolidated financial statements. The conclusion of the auditor is based on the audit evidence obtained up to the date of the audit report, but it is possible that the company will cease to be a going concern due to future events or circumstances.

•   The auditor assesses whether or not the statements in and notes to the consolidated financial statements are in compliance with accounting principles generally accepted as fair and appropriate in Japan; assesses the statements, composition, and details of the consolidated financial statements, including the related notes; and assesses whether or not the consolidated financial statements fairly present the transactions and accounting events on which they are based.

•   The auditor obtains sufficient and appropriate audit evidence regarding the financial information of the company and its consolidated affiliates in order to express an opinion on the consolidated financial statements. The auditor is responsible for the direction, supervision, and implementation of the audit of the consolidated financial statements. The auditor is solely responsible for the audit opinion.

The auditor reports to the corporate auditors and the board of corporate auditors regarding the scope of the planned audit, when it will be implemented, material matters discovered during the audit (including material deficiencies in internal controls identified in the audit process), and other matters required by auditing standards.

The auditor reports to the corporate auditors and the board of corporate auditors regarding the fact that the auditor complied with regulations on professional ethics in Japan in regard to its independence, any matters that can reasonably be considered to affect the independence of the auditor, and, if any safeguards have been implemented in order to eliminate or reduce impediments to the audit, the details thereof.

Interests

Neither Ernst & Young ShinNihon LLC nor any of the engagement partners have any interests in the company or its consolidated subsidiaries that should be stated pursuant to the Certified Public Accountants Act.

End

–    30    –

Accounting Audit Report on Non-consolidated Financial Statements

Independent Auditor’s Report May 18, 2020 To: Mitsui Chemicals, Inc. Mr. Osamu Hashimoto, President & CEO

Ernst & Young ShinNihon LLC Tokyo Office
Designated Limited Liability Partner	Certified Public Accountant	Shozo Fukuhara (seal)
Engagement Partner
Designated Limited Liability Partner	Certified Public Accountant	Shigeyuki Kano (seal)
Engagement Partner
Designated Limited Liability Partner	Certified Public Accountant	Satoshi Kanazawa (seal)
Engagement Partner

Audit Opinion

Pursuant to Article 436, paragraph (2), item (i) of the Companies Act, we have audited the non-consolidated financial statements, which consist of the non-consolidated balance sheet, non-consolidated statement of income, non-consolidated statements of changes in net assets, notes to non-consolidated financial statements, and supplementary schedules (the “Non-consolidated Financial Statements, Etc.”), of Mitsui Chemicals, Inc. for its 23rd fiscal year from April 1, 2019 to March 31, 2020.

In our opinion, based on accounting principles generally accepted as fair and appropriate in Japan, the Non-consolidated Financial Statements, Etc. referred to above present fairly, in all material respects, the status of the assets, profits, and losses of Mitsui Chemicals, Inc. for the period regarding which the Non-consolidated Financial Statements, Etc. were prepared.

Basis for the Audit Opinion

We conducted our audit based on auditing standards generally accepted as fair and appropriate in Japan. Our responsibilities under the auditing standards are stated in “Responsibilities of the Auditor for the Audit of the Non-consolidated Financial Statements, Etc.” In accordance with regulations regarding professional ethics in Japan, we are independent from the company, and we have fulfilled all other ethical responsibilities as an auditor. We have judged that we obtained sufficient and appropriate audit evidence on which to base our opinion.

Responsibilities of the Management, the Corporate Auditors, and the Board of Corporate Auditors for the Non-consolidated Financial Statements, Etc.

The management is responsible for preparing and fairly presenting the Non-consolidated Financial Statements, Etc. based on accounting principles generally accepted as fair and appropriate in Japan. This includes developing and implementing the internal controls that the management determines to be necessary in order to prepare and fairly present the Non-consolidated Financial Statements, Etc. without any material misstatement due to fraud or error.

In preparing the Non-consolidated Financial Statements, Etc., the management is responsible for assessing whether or not it is appropriate to prepare the statements on a going concern basis and, if it is necessary to disclose matters relating to a going concern under accounting principles generally accepted as fair and appropriate in Japan, to disclose those matters.

The corporate auditors and the board of corporate auditors are responsible for overseeing the directors’ performance of their duties in developing and implementing the financial reporting process.

Responsibilities of the Auditor for the Audit of the Non-consolidated Financial Statements, Etc.

The responsibility of the auditor is to obtain, through the audit performed by the auditor, a reasonable assurance regarding whether or not there is any material misstatement due to fraud or error in the Non-consolidated Financial Statements, Etc. as a whole and to express an opinion regarding the Non-consolidated Financial Statements, Etc. from an independent position in the audit report. Misstatements may occur due to fraud or error and are judged to be material if, whether individually or in total, they are reasonably expected to influence the decisions made by the users of the Non-consolidated Financial Statements, Etc.

In accordance with auditing standards generally accepted as fair and appropriate in Japan, throughout the auditing process, the auditor makes professional judgments and maintains professional skepticism while implementing the following procedures.

•  The auditor identifies and assesses the risk of material misstatements due to fraud or error and develops and implements audit procedures in response to the risk of material misstatements. Audit procedures are chosen and applied at the discretion of the auditor. Additionally, the auditor obtains sufficient and appropriate audit evidence on which to base its opinion.

–    31    –

•  The purpose of the audit of the Non-consolidated Financial Statements, Etc. is not to express an opinion on the effectiveness of internal controls, but when assessing risks, the auditor considers internal controls relevant to the audit in order to develop appropriate audit procedures that suit the circumstances.

•  The auditor assesses the appropriateness of the accounting policies adopted by the management, the appropriateness of the method of the application of those policies, the reasonableness of the accounting estimates made by the management, and the appropriateness of the notes related to those estimates.

•  The auditor concludes whether or not it is appropriate for the management to prepare the Non-consolidated Financial Statements, Etc. on a going concern basis and, based on the audit evidence obtained, whether or not any material uncertainty is found regarding events or circumstances that would cause a material doubt regarding the assumption of the company being a going concern. If a material doubt regarding the assumption of the company being a going concern is found, it is necessary to call attention in the audit report to the notes to the Non-consolidated Financial Statements, Etc., and if the notes to the Non-consolidated Financial Statements, Etc. regarding the material uncertainty are not appropriate, it is necessary to express a qualified opinion on the Non-consolidated Financial Statements, Etc. The conclusion of the auditor is based on the audit evidence obtained up to the date of the audit report, but it is possible that the company will cease to be a going concern due to future events or circumstances.

•  The auditor assesses whether or not the statements in and notes to the Non-consolidated Financial Statements, Etc. are in compliance with accounting principles generally accepted as fair and appropriate in Japan; assesses the statements, composition, and details of the Non-consolidated Financial Statements, Etc., including the related notes; and assesses whether or not the Non-consolidated Financial Statements, Etc. fairly present the transactions and accounting events on which they are based.

The auditor reports to the corporate auditors and the board of corporate auditors regarding the scope of the planned audit, when it will be implemented, material matters discovered during the audit (including material deficiencies in internal controls identified in the audit process), and other matters required by auditing standards.

The auditor reports to the corporate auditors and the board of corporate auditors regarding the fact that the auditor complied with regulations on professional ethics in Japan in regard to its independence, any matters that can reasonably be considered to affect the independence of the auditor, and, if any safeguards have been implemented in order to eliminate or reduce impediments to the audit, the details thereof.

Interests

Neither Ernst & Young ShinNihon LLC nor any of the engagement partners have any interests in the company that should be stated pursuant to the Certified Public Accountants Act.

End

–    32    –

Audit Report of the Board of Corporate Auditors

Audit Report

In regard to the Directors’ performance of their duties for the 23rd fiscal year from April 1, 2019 to March 31, 2020, the Board of Corporate Auditors has prepared this Audit Report after deliberations based on the audit reports prepared by each Corporate Auditor and reports as follows.

1. Method and Details of Audits by the Corporate Auditors and the Board of Corporate Auditors

(1) The Board of Corporate Auditors established the audit policies, audit plan, etc. for the fiscal year and received reports from each Corporate Auditor regarding the implementation status and results of his audits, in addition to which it received reports from the Directors, etc. and the accounting auditor regarding the status of the performance of their duties and requested explanations as necessary.

(2) In compliance with the Corporate Auditor Audit Regulations established by the Board of Corporate Auditors and in accordance with the audit policies, audit plans, etc. for the fiscal year, each Corporate Auditor communicated with the Directors, the internal audit department, and other employees, etc., endeavored to gather information and develop the audit environment, and conducted audits using the following methods.

(i)  The Corporate Auditors attended meetings of the Board of Directors and other important meetings, received reports from Directors and employees, etc. regarding the status of the performance of their duties, requested explanations as necessary, viewed important decision-making documents, etc., and inspected the status of operations and assets at the head office and main business locations. Additionally, in regard to subsidiaries, the Corporate Auditors received reports from the departments responsible for subsidiaries regarding the status of the management thereof, communicated and exchanged information with the directors, corporate auditors, etc. of subsidiaries, requested business reports from subsidiaries as necessary, and performed on-site inspections of certain subsidiaries.

(ii)   In regard to the internal control systems stated in the business report (meaning systems to ensure that the directors’ performance of their duties complies with laws, ordinances, and the articles of incorporation and other systems developed pursuant to a resolution of the board of directors and the content of that resolution regarding the development of systems to ensure the appropriateness of operations of the corporate group composed of a stock company and its subsidiaries), the Corporate Auditors received reports from Directors and employees, etc. regarding the status of the establishment and operation of those systems, requested explanations as necessary, and conducted oversight and verification of those systems. Additionally, the Corporate Auditors, as necessary, received reports from directors and employees, etc. of subsidiaries regarding the status of the establishment and operation of those systems and requested explanations. The Corporate Auditors received reports from Directors, etc. and the accounting auditor regarding the status of the assessment and auditing of internal controls relating to financial reporting and requested explanations as necessary.

(iii)  Taking into account matters such as the status of deliberations by the Board of Directors, etc., the Corporate Auditors considered the basic policy and measures relating to the control of the Company stated in the business report.

(iv)  The Corporate Auditors oversaw and verified whether the accounting auditor maintained an independent position and conducted an appropriate audit, received reports from the accounting auditor on the status of the performance of its duties, and requested explanations as necessary. Additionally, the Corporate Auditors received notification from the accounting auditor that, in accordance with the standards, etc. to be observed, it had developed systems in order to ensure that its duties are appropriately performed and requested explanations as necessary.

Using the methods above, the Board of Corporate Auditors examined the business report, the supplementary schedules thereto, the consolidated financial statements (i.e., the consolidated balance sheet, consolidated statement of income, consolidated statements of changes in net assets, and notes to consolidated financial statements), the non-consolidated financial statements (i.e., the non-consolidated balance sheet, non-consolidated statement of income, non-consolidated statements of changes in net assets, and notes to non-consolidated financial statements), and the supplementary schedules to the non-consolidated financial statements for the fiscal year.

2. Audit Results

(1) Results of audit of business report, etc.

(i)  We find that the business report and the supplementary schedules thereto correctly present the status of the company in accordance with laws, ordinances, and the Articles of Incorporation.

(ii)   We do not find any misconduct in relation to the Directors’ performance of their duties nor any material fact in violation of laws or ordinances or in breach of the Articles of Incorporation.

(iii)  We find the content of the resolutions of the Board of Directors regarding internal control systems to be reasonable. Additionally, we do not find any matters that should be commented upon in regard to the statements in the business report relating to the internal control systems or the Directors’ performance of their duties, including in regard to internal controls relating to financial reporting.

(iv)  We do not find any matters that should be commented upon in regard to the basic policy and measures relating to the control of the Company stated in the business report.

(2) Results of audit of consolidated financial statements

We find the methods and results of the audit by the accounting auditor, Ernst & Young ShinNihon LLC, to be reasonable.

(3) Results of audit of financial statements and supplementary schedules

We find the methods and results of the audit by the accounting auditor, Ernst & Young ShinNihon LLC, to be reasonable.

May 20, 2020

Mitsui Chemicals, Inc. Board of Corporate Auditors
Full-time Corporate Auditor	Akio Ayukawa	(Seal)
Full-time Corporate Auditor	Shigeru Isayama	(Seal)
Outside Corporate Auditor	Katsuyoshi Shinbo	(Seal)
Outside Corporate Auditor	Shozo Tokuda	(Seal)
Outside Corporate Auditor	Mikio Fujitsuka	(Seal)

End

–    33    –

To Our Shareholders

Online Disclosure Information for Convocation Notice for the 23rd Ordinary General Meeting of Shareholders

Systems to Ensure the Appropriateness of Operations

Basic Policy on Control of the Company

Consolidated Statements of Changes in Net Assets

Summary of Consolidated Statement of Cash Flow (Reference)

Summary of Consolidated Statement of Comprehensive Income (Reference)

Notes to Consolidated Financial Statements

Non-consolidated Statements of Changes in Net Assets

Notes to Non-consolidated Financial Statements

(For April 1, 2019 to March 31, 2020)

Mitsui Chemicals, Inc.

Pursuant to laws, ordinances, and Article 15 of the Company’s Articles of Incorporation, “Systems to Ensure the Appropriateness of Operations,” “Basic Policy on Control of the Company,” “Consolidated Statements of Changes in Net Assets,” “Notes to Consolidated Financial Statements,” “Non-consolidated Statements of Changes in Net Assets,” and “Notes to Non-consolidated Financial Statements” are provided to shareholders through publication on the Company’s website.

Systems to Ensure the Appropriateness of Operations

In order to create highly effective systems to ensure the appropriateness of the Company’s operations (“Internal Control Systems”), the Company established the “Basic Policy on Creation of International Control Systems” at the Board of Directors meeting held on May 10, 2006 and reviews the Basic Policy as necessary. Additionally, the Company implements Internal Control Systems created in accordance with the Basic Policy and monitors the status of that implementation.

1.	Summary of Internal Control Systems

(1)	Systems to Ensure that the Performance of Duties by Directors, etc. and Employees of the Company and Its Subsidiaries is Compliant with Laws, Ordinances, and the Articles of Incorporation

(i)

In accordance with the Regulations of the Board of Directors of the Company and its subsidiaries, Directors of each company engaged in business execution seek the approval of the Board of Directors in regard to material business execution and report to the Directors and Corporate Auditors regarding the occurrence or the possibility of the occurrence of significant damage or a violation of laws, ordinances, or the Articles of Incorporation that the Director became aware of when engaged in business execution, the material business execution in which the Director engaged, and other material facts related to business execution through methods such as reports at Board of Director meetings.

(ii)

The Company established the Management Committee as an organization for deliberating on matters to be addressed by the Board of Directors that require prior deliberation and material matters related to business execution, thereby creating a system that enables appropriate and efficient decision-making. Corporate Auditors attend meetings of the Management Committee and are able to express opinions when necessary.

(iii)

The Company established the Internal Control Division as an internal organization, and based on annual audit plans deliberated on and formulated by the Management Committee in advance, the Internal Control Division conducts audits on matters such as the status of the legal compliance of the accounting and operations of the Company and its subsidiaries and reports the results of those audits to the Management Committee.

(iv)

The Company conducts education on compliance with laws, ordinances, and other rules for employees of the Company and its subsidiaries through methods such as e-learning and training based on employee level.

(v)

The Company endeavors to thoroughly ensure compliance with laws, ordinances, and other rules by preparing a guidebook that summarizes the key points that the employees of the Company and its subsidiaries must give special attention to in regard to compliance with laws, ordinances, and other rules when performing their duties and informing all employees of the Company and its subsidiaries of the guidebook.

(vi)

The Company and its subsidiaries resolutely face anti-social forces and have no relationship with them. In close coordination with outside experts such as the police, interference such as unreasonable demands from anti-social forces is addressed systematically with coordination and cooperation among the relevant divisions, and the Company in no case provides benefits to anti-social forces. Additionally, the Company has made clear the policies for dealing with anti-social forces in manuals, etc. and endeavors to ensure that those policies are widely known and thoroughly implemented.

(2)	Systems for Retention and Management of Information on the Directors’ Performance of Duties

In accordance with the Regulations of the Board of Directors and other internal regulations, the Company prepares, retains, and manages information on the Directors’ performance of their duties as physical documents or electronic or magnetic records and thereby ensures access to information on the Directors’ performance of their duties.

(3)	Regulations and Other Systems for Managing the Risks of Losses of the Company and Its Subsidiaries

(i)

In order to discover risks early and prevent them from materializing, in accordance with the Mitsui Chemicals Group Risk Management System, the Company steadily implements a PDCA cycle for risk management in line operations, for which the President bears ultimate responsibility, and has adopted a system that can reliably, on a day-to-day basis, prevent risks from materializing at the Company and its subsidiaries. Additionally, pursuant to the Company’s Risk Management Regulations, the Company has established the Risk & Compliance Committee, which is chaired by the Director responsible for risk management, in order to deliberate on the risk management policies, etc. of the Company and its subsidiaries and maintain and operate the risk management system.

(ii)

In preparation for a situation in which due to the materialization of a risk, a crisis that could have a material impact on the Company and its subsidiaries occurs, appropriate business continuity plans have been formulated for the Company and its principal subsidiaries in order to develop systems to swiftly and appropriately respond to the crises that are anticipated in advance so that the Company and those subsidiaries are able to fulfill their responsibilities to provide products to customers.

(iii)

The Company and each of its principal subsidiaries analyzes the status of its risks, and the division of the Company responsible for each subsidiary receives reports from the subsidiary on its analysis and manages the progress of response measures, which is audited by the Internal Control Division.

(iv)

If an incident that could have a material impact on the Company and its subsidiaries occurs, the Company will promptly establish an emergency taskforce headed by the President or a person appointed by the President in accordance with the Crisis Management Regulations, and as instructed by the emergency taskforce, the relevant divisions will, in coordination and cooperation with each other, swiftly and appropriately implement measures to ensure people’s safety, minimize damage, and the like. Additionally, subsidiaries will also take appropriate measures including coordination with the Company in accordance with the Company’s Crisis Management Regulations and the regulations of the subsidiary.

(v)

The Company has developed a system to enable employees of the Company and its subsidiaries as well as transaction partners such as suppliers and cooperating factory companies to report to the Risk Hotline, which receives reports and offers consultation on risk information. The Company endeavors to make the existence of the Risk Hotline widely known and to encourage its use through risk management education held regularly for employees of the Company (including employees seconded to subsidiaries) and posting information on the internal network system and the Company’s official website.

(4)	Systems to Ensure that the Directors, etc. of the Company and Its Subsidiaries Perform Their Duties Efficiently

(i)

The Company and its subsidiaries have adopted a system wherein the Directors perform their duties appropriately and efficiently in accordance with their official authorities and the decision-making rules provided for in the Regulations of the Board of Directors and other internal regulations, and the Board of Directors makes decisions on material matters relating to management and oversees the business execution of each Director.

(ii)

The Company has adopted an executive officer system in order to make clear the division of the management oversight function and the business execution function. In this system, the Board of Directors fulfills the management oversight function and the function of formulating group-wide strategy, and to prevent the Board of Directors from being separated from the actual conditions of business operations, some Directors serve as executive Directors engaged in business execution.

(iii)

The Company has made clear the division of authorities between the Company and its subsidiaries and the decision-making procedures for matters relating to subsidiaries in the Regulations on Decision-Making and other internal regulations of the Company.

(5)

Systems on Reports to the Company on Matters Concerning the Performance of Duties of Directors, etc. of Subsidiaries and Other Systems to Ensure the Appropriateness of Operations of the Corporate Group Composed of the Company and Its Subsidiaries

(i)

In order to ensure the sound and smooth operation of the Company and its subsidiaries, the Company has made clear the decision-making procedures, etc. for matters for which subsidiaries must obtain prior approval of the Company and other matters in the Subsidiary and Affiliate Management Regulations and other internal regulations of the Company. Additionally, the Company has caused its principal subsidiaries to develop internal regulations based on the Subsidiary and Affiliate Management Regulations, etc., and the status of that development is audited by the Internal Control Division.

(ii)

For each subsidiary, the Company designates a division responsible for managing the operation of the subsidiary. In order to appropriately manage the subsidiary, the responsible division makes the management policies of the Company and the management strategies of the responsible division known throughout the subsidiary, ensures that those policies and strategies are implemented, identifies the status of the subsidiary’s management, and takes other such measures.

(iii)

The Company dispatches Corporate Auditors to its principal subsidiaries to conduct audits, and the Internal Control Division of the Company regularly conducts audits on principal subsidiaries; the Company thereby confirms that the legal compliance, risk management, and other business operations of the principal subsidiaries are being appropriately conducted. Based on the results of these audits, the Corporate Auditors of the Company perform inspections themselves as necessary.

(6)	Matters Concerning Employees in Cases Where Corporate Auditors Request the Assignment of Employees to Assist in Their Duties

The Company assigns dedicated employees with expert knowledge in areas such as law and accounting directly under the Corporate Auditors to assist them in their duties.

(7)	Matters Concerning the Independence of Employees Who Assist the Corporate Auditors in Their Duties from the Board of Directors and the Effectiveness of Instructions to Those Employees

Employees of the Company who assist the Corporate Auditors in their duties work under the instructions of the Corporate Auditors. The Company has adopted a system where the wishes of the Corporate Auditors are reflected in the assignment, transfer, and personnel evaluations of those employees.

(8)	Systems for the Directors and Employees, etc. of the Company and Its Subsidiaries to Report to the Corporate Auditors of the Company and Other Systems for Reports to the Corporate Auditors

(i)

In accordance with the Corporate Auditor Auditing Regulations and other internal regulations, the Directors and employees of the Company and its subsidiaries report to the Corporate Auditors of the Company on matters regarding which the Corporate Auditors of the Company request reports, the results of internal audits by the internal audit department, material risk information, information on crises that could have a material impact on the Company Group, and other such matters. Additionally, information reported by employees of the Company or its subsidiaries or by transaction partners such as suppliers and cooperating factory companies through the Risk Hotline is immediately and appropriately reported to the Corporate Auditors of the Company.

(ii)	The Corporate Auditors of the Company receive explanations from the accounting auditor on the annual audit plan, confirm that plan, and receive reports on the results of the audit.

(iii)

The results of audits by Corporate Auditors of subsidiaries are reported to the Corporate Auditors of the Company as necessary. Additionally, the Corporate Auditors of the Company and those of subsidiaries exchange information as necessary.

(9)	Systems to Ensure That Persons Who Make Reports to the Corporate Auditors Are Not Subject to Disadvantageous Treatment Due Thereto

The Company ensures that persons who make reports to the Corporate Auditors are not subject to disadvantageous treatment (including dismissal, demotion, reduction in pay, reassignment, and other changes to employment conditions as well as any type of retaliatory measure, etc.) due to those reports and causes its subsidiaries to ensure the same.

(10)

Procedures for Advance Payment or Reimbursement of Expenses Arising in Relation to the Corporate Auditors’ Performance of Their Duties and Other Matters Concerning Policies on the Handling of Expenses or Debts Arising in Relation to the Performance of Those Duties

If a Corporate Auditor makes a request to the Company for advance payment, etc. of expenses relating to the performance of his or her duties, the Company will promptly handle those expenses or debts unless the Company finds that the expenses or debts relating to the Corporate Auditor’s request were not necessary in the Corporate Auditor’s performance of his or her duties.

(11)	Other Systems to Ensure that Audits by Corporate Auditors Are Conducted Effectively

(i)

The Corporate Auditors of the Company attend meetings of the Board of Directors and other important meetings within the Company and have regular opportunities to exchange opinions with the President, etc.

(ii)	Written approvals granted by executive Directors and minutes of important meetings are circulated among and confirmed by the Corporate Auditors of the Company.

(iii)

The Corporate Auditors of the Company perform audits in coordination with the accounting auditor and the Internal Control Division through means such as exchanging opinions therewith regarding their respective annual audit plans, audit results, and the like while giving consideration to the independence of their respective audits.

Note: The systems in (1), (3), (4), (5), (8), and (9) above apply correspondingly not only to the Company’s subsidiaries but also to its equity-method affiliates to the extent possible and appropriate.

2.	Summary of the Implementation Status of Internal Control Systems

The principal matters in regard to the implementation status of Internal Control Systems for this fiscal year are as follows.

(1)	Implementation Status of Systems to Ensure Compliance and the Appropriate Performance of Duties

•	The Company’s Board of Directors held 12 meetings and appropriately made resolutions and reports on material business execution.

•	The Company’s Management Committee held 19 meetings and appropriately deliberated and reported on material matters with the full-time Corporate Auditors in attendance.

•

In addition to conducting education on compliance with laws, ordinances, and other rules at its head office and other business locations, the Company held discussions on workplace compliance with laws, ordinances, and other rules for employees of the Company and its subsidiaries.

(2)	Implementation Status of Risk Management Systems

•

The Risk & Compliance Committee held three meetings, provided appropriate responses to and support for newly anticipated risks, and confirmed the implementation status of the PDCA cycle in regard to the risk management of the Company Group, including measures to prevent the reoccurrence of compliance incidents.

•

In regard to the leakage of nitrogen trifluoride at Shimonoseki Mitsui Chemicals, Inc., the Company established a team to formulate safety measures and provided necessary support and guidance to Shimonoseki Mitsui Chemicals, Inc. for identifying the deep underlying causes, formulating improvement plans, and the like. The Company will continue endeavoring to prevent any reoccurrence.

•

The Company established an emergency taskforce in response to the spread of COVID-19, gathered information and formulated response measures in order to ensure the continued functioning of the Company, and engaged in horizontal development, in addition to which the Company implemented measures necessary to prevent the spread of COVID-19 and ensure the safety of employees (such as telecommuting and staggered working hours).

•	The Company reviewed the business continuity plans of the Company’s divisions and its principal subsidiaries.

•	The Company conducted earthquake-related business continuity planning drills and took measures to achieve smooth coordination between the head office and other business locations.

(3)	Implementation Status of Systems to Ensure the Efficient Performance of Duties

•

The Company and its subsidiaries have adopted a system wherein the Directors perform their duties appropriately and efficiently in accordance with their official authorities and the decision-making rules provided for in the Regulations of the Board of Directors and other internal regulations. Additionally, the Company’s Board of Directors appropriately oversaw the business execution of the Directors through reports on decisions on material matters and on the status of each Director’s performance of his or her duties.

•

The management oversight function and group-wide strategy formulation function of the Company’s Board of Directors functioned appropriately through coordination between the executive Directors and Executive Officers.

•

In order to improve the management oversight function of the Board of Directors, based on the results of the evaluation of the Board’s effectiveness, the Company implemented measures such as (i) further expanding discussions on mid- to long-term management strategies, (ii) reviewing the standards for matters to be addressed by the Board of Directors, and (iii) improving the implementation of advance explanations.

(4)	Implementation Status of Systems for Reports to the Company on the Performance of Duties at Subsidiaries and Other Systems to Ensure the Appropriateness of Operations of the Corporate Group

•

The Internal Control Division of the Company conducted internal audits on subsidiaries and confirmed matters such as the status of the reflection of matters requiring the prior approval of the Company in the regulations of each subsidiary and the status of legal compliance and risk management of each subsidiary.

•

The Company formulated policies, measures, and matters to be complied with, etc. related to decision-making, personnel, accounting, purchasing, logistics, and the like to be applied to the entire group in consideration of risk management and other factors and established the Mitsui Chemicals Group Global Policy Platform (M-GRIP) in order to deploy those policies, etc. to every company in the group.

(5)	Implementation Status of Systems to Ensure the Effectiveness of Internal Controls

•

The Company’s Internal Control Division conducted audits on each of the Company’s divisions as well as its subsidiaries and affiliates based on the annual internal audit plan, reported the status of those audits to the Management Committee, and shared information with the Company’s Corporate Auditors on their respective audits.

(6)	Implementation Status of Systems to Ensure the Effectiveness of Audits by the Corporate Auditors

•	The Company’s Corporate Auditors received regular reports from the accounting auditor regarding the results of the accounting audit and exchanged opinions with the accounting auditor.

•

The Company’s Corporate Auditors attended meetings of the Board of Directors, in addition to which the Company’s full-time Corporate Auditors attended other important meetings within the Company such as meetings of the Company’s Management Committee and shared information at meetings of the Board of Corporate Auditors.

•	The Company’s Corporate Auditors received regular reports on the outcomes of the operation of the Risk Hotline and the results of internal audits by the Company’s Internal Control Division.

Basic Policy on Control of the Company

(1)	Summary of the content of the Basic Policy

The Company believes that it is necessary for the person who controls the decisions on the Company’s finance and business policies to be someone who understands the strengths that drive the Company’s creation of value and is able to continually and sustainably ensure and increase the corporate value of the Company and, in turn, the common interests of its shareholders.

If a large-scale purchase of the Company’s shares is intended, the Company will not deny that purchase if it will contribute to the corporate value of the Company and, in turn, the common interests of its shareholders. Additionally, if there is a purchase proposal that will entail a change in control of the Company, the Company believes that the decision of whether or not to accept that proposal should ultimately be made based on the intent of the shareholders as a whole.

However, the Company believes that a person who would engage in an inappropriate large-scale purchase that would likely damage the corporate value of the Company and, in turn, the common interests of its shareholders or in any similar action is not appropriate as a person who controls decisions on the Company’s finance and business policies.

(2)	Summary of the effective use of the Company’s assets, the formation of an appropriate corporate group, and other special measures to contribute to achieving the Basic Policy

The Company has established a corporate target of “constantly pursuing innovation and growth to become a chemical group with an undisputed global presence,” and it endeavors to ensure and increase corporate value and, in turn, the common interests of its shareholders based on the foundation of the following strengths that drive the Company’s creation of value:

a.	research and development capabilities that are able to realize customer needs;

b.	diverse human resources eager to undertake challenges;

c.	an effective management structure;

d.	a corporate culture that puts safety first;

e.	relationships of trust with stakeholders; and

f.	a sound financial position.

Additionally, by adopting a rolling system wherein the Company reviews the business plan for each year under the FY2025 long-term business plan, the Company is endeavoring to increase the ability of management to adapt to the environment while maintaining a long-term perspective and thereby further increase the corporate value of the Company and, in turn, the common interests of its shareholders.

Furthermore, in order to fulfill its corporate social responsibilities and ensure it is widely trusted by society, the Company considers the enhancement of its corporate governance to be the most important issue it faces and therefore promotes various efforts, such as electing Outside Directors (all three Outside Directors have been designated as Independent Directors, and the Company has notified the Tokyo Stock Exchange to that effect), emphasizing the functions of the Corporate Auditors, establishing and promoting internal control systems, and enhancing the activities of the Risk & Compliance Committee. Additionally, to further increase the level of trust received from stakeholders, the Company endeavors to further enhance and strengthen its CSR activities, such as reducing environmental impact, ensuring safety and quality, engaging in activities that contribute to society, and thoroughly ensuring compliance with laws, ordinances, and other rules.

(3)	Summary of measures to prevent decisions on the Company’s finance and business policies from being controlled by a person who is not appropriate in consideration of the Basic Policy

The Company will take appropriate measures within the extent permitted by the Financial Instruments and Exchange Act, the Companies Act, other relevant laws and ordinances, and the Company’s Articles of Incorporation, such as requesting the person who intends to conduct a large-scale purchase of the Company’s shares to provide necessary and sufficient information, disclosing information such as the opinion of the Company’s Board of Directors in a timely and appropriate manner, and endeavoring to secure the information and time necessary for shareholders to appropriately determine the benefits and disadvantages of the large-scale purchase, and the Company will endeavor to ensure and increase its corporate value and, in turn, the common interests of its shareholders.

The measures stated in (2) and (3) above are in accordance with the Basic Policy stated in (1), and these measures do not damage the corporate value of the Company and, in turn, the common interests of its shareholders and are not for the purpose of maintaining the positions of the Directors, etc. of the Company.

Consolidated Statements of Changes in Net Assets April 1, 2019 to March 31, 2020	(Millions of yen)

	Shareholders’ equity
	Share capital	Capital surplus	Retained earnings	Treasury shares	Total shareholders’ equity
Balance at beginning of current period	125,205	89,406	348,202	(29,869)	532,944
Cumulative effects of changes in accounting policies			(307)		(307)
Restated balance	125,205	89,406	347,895	(29,869)	532,637
Changes during period
Issuance of new shares	92	92			185
Dividends of surplus			(19,509)		(19,509)
Profit attributable to owners of parent			37,944		37,944
Purchase of treasury shares				(9,389)	(9,389)
Disposal of treasury shares		(0)		4	4
Change in ownership interest of parent due to transactions with non-controlling interests		16			16
Net changes of items other than shareholders’ equity					—
Total changes during period	92	108	18,435	(9,385)	9,251
Balance at end of current period	125,298	89,514	366,330	(39,254)	541,888

	Accumulated other comprehensive income					Non- controlling interests	Total net assets
	Valuation difference on available- for-sale securities	Deferred gains or losses on hedges	Foreign currency translation adjust- ments	Remea- surements of defined benefit plans	Total accumu- lated other compre- hensive income
Balance at beginning of current period	21,421	(3)	4,195	(6,642)	18,971	79,824	631,739
Cumulative effects of changes in accounting policies							(307)
Restated balance	21,421	(3)	4,195	(6,642)	18,971	79,824	631,432
Changes during period
Issuance of new shares							185
Dividends of surplus							(19,509)
Profit attributable to owners of parent							37,944
Purchase of treasury shares							(9,389)
Disposal of treasury shares							4
Change in ownership interest of parent due to transactions with non-controlling interests							16
Net changes of items other than shareholders’ equity	(19,926)	8	(6,383)	(6,969)	(33,270)	608	(32,662)
Total changes during period	(19,926)	8	(6,383)	(6,969)	(33,270)	608	(23,411)
Balance at end of current period	1,495	5	(2,188)	(13,611)	(14,299)	80,432	608,021

(Reference)

Summary of Consolidated Statement of Cash Flow April 1, 2019 to March 31, 2020	(100 millions of yen)

Item	Amount
Cash flows from operating activities	1,150
Cash flows from investing activities	(852)
Cash flows from financing activities	90
Translation difference on cash and cash equivalents	(13)
Net increase (decrease) in cash and cash equivalents	375
Balance of cash and cash equivalents at beginning of current period	1,098
Balance of cash and cash equivalents at end of current period	1,473

Note: Amounts have been rounded to the nearest hundred million yen.

Summary of Consolidated Statement of Comprehensive Income April 1, 2019 to March 31, 2020	(100 millions of yen)

Item	Amount
Profit	463
Other comprehensive income	(343)
Comprehensive income	120

(Breakdown)
Comprehensive income pertaining to shareholders of parent	47
Comprehensive income pertaining to non-controlling interests	73

Note: Amounts have been rounded to the nearest hundred million yen.

Notes to Consolidated Financial Statements

Notes, etc. on Significant Matters Based on Which the Consolidated Financial Statements Were Prepared

1.	Matters concerning scope of consolidation

(1)	Status of consolidated subsidiaries

Number of consolidated subsidiaries:              117

Names of principal consolidated subsidiaries: Prime Polymer Co., Ltd.; Mitsui Phenols Singapore Pte.

 Ltd.; Prime Evolue Singapore Pte. Ltd.

From this fiscal year, COSMO SEATRADE S.A. and one other company have been included in the scope of consolidation due to commencing operations, etc., and Image Polymers Company LLC has been excluded from the scope of consolidation as it has been dissolved.

(2)	Status of non-consolidated subsidiaries

Katsuzai Chemical Corporation and nine other non-consolidated subsidiaries are small-scale companies whose total assets, net sales, net income or loss, retained earnings, and the like do not have a significant effect on the consolidated financial statements and have therefore been excluded from the scope of consolidation.

2.	Matters concerning application of equity method

(1)	Status of non-consolidated subsidiaries and affiliates to which the equity method was applied

Number of non-consolidated subsidiaries and

affiliates to which the equity method was applied:                    39

Names of principal companies to which the equity method was applied:

                                                                                                       Dow-Mitsui Polychemicals Co., Ltd.;

                                                                                                       GC-M PTA Co., Ltd.

(2)	Status of non-consolidated subsidiaries and affiliates to which the equity method was not applied

Image Polymers Company LLC and one other non-consolidated subsidiary have been excluded from the scope of application of the equity method as they are in a state of dissolution, etc. and do not have a significant effect on the consolidated financial statements.

3.	Matters concerning fiscal years, etc. of consolidated subsidiaries

Of the Company’s consolidated subsidiaries, the closing date of Mitsui Chemicals Nonwovens (Tianjin) Co., Ltd. and 40 other companies is December 31. For 10 of those companies, the Company prepared the consolidated financial statements based on financial statements prepared under a provisional closing conducted on the consolidated closing date and performed in the same way as the annual closing, and for the other companies, the Company has made necessary adjustments to the consolidated financial statements for significant transactions that occurred between the closing date of those companies and the consolidated closing date. Additionally, Shapers’ India Private Limited, whose closing date is March 31, conducted a provisional closing in the same way as the annual closing on December 31, which is the closing date of Shapers’ France SASU, its parent company.

4.	Matters concerning accounting policies

(1)	Valuation basis and valuation methods for significant assets

(i)	Securities

Bonds to be held until maturity:                         Amortized cost method (straight-line method)

Other securities

          Securities with market prices:                 Market value method using the market price, etc. on the

                                                                             last day of the period (the valuation difference is

                                                                             recorded under net assets, and sales cost is mainly

                                                                             calculated using the moving average method).

          Securities without market prices:            Mainly, cost method using moving average method

(ii)	Derivatives: Market value method

(iii)	Inventories

Inventories held for ordinary sales purposes:                          Mainly, cost method using weighted average method (the

                                                                                                   value stated on the balance sheet uses the method of

                                                                                                   reducing book value based on decrease in profitability).

(2)	Method of depreciating significant depreciable assets

(i)	Property, plant and equipment (excluding lease assets and right-of-use assets):

                                                                                                   Straight-line method

(ii)	Intangible assets (excluding lease assets): Straight-line method

                                                                                                   For software used by the Company, the straight-line

                                                                                                   method based on the period that the software can be used

                                                                                                   internally (five years) has been adopted.

(iii)	Lease assets

Finance leases without change of ownership

Lease assets pertaining to transactions:                                  Straight-line method with the useful life set as the term

                                                                                                  of lease and the residual value set as 0

(iv)	Right-of-use assets: Straight-line method with the useful life set as the term of lease and the residual value set as 0

(3)	Basis for recording significant provisions

(i)	Allowance for doubtful accounts:

To provide for losses due to irrecoverable monetary claims held by the Company as of the end of the current period, the Company has recorded the expected irrecoverable amount using the past rate of bad debts for general claims and taking into account the possibility of recovery on a case-by-case basis for certain claims such as those suspected of becoming irrecoverable.

(ii)	Provision for directors’ bonuses:

To provide for expenditures for directors’ bonuses, the Company has recorded the expected payment amount as of the end of the current period.

(iii)	Provision for directors’ retirement benefits:

For certain domestic consolidated subsidiaries, to provide for expenditures for directors’ retirement benefits, the Company has recorded the amount to be paid as of the end of the current period pursuant to internal regulations.

(iv)	Provision for repairs:

To provide for expenditures necessary for regular repairs of manufacturing facilities, etc., the Company has recorded the expected expenditures that are to be borne as expenses at the end of the current period.

(v)	Provision for environmental measures:

To provide for expenditures for environmental measures, the Company has recorded the expected expenditure amount as of the end of the current period.

(4)	Recording basis for significant revenues and expenses

The Company and its domestic consolidated subsidiaries apply the “Accounting Standard for Revenue Recognition” (ASBJ Statement No. 29, issued March 30, 2018; the “Revenue Recognition Accounting Standard”) and the “Implementation Guidance on Accounting Standard for Revenue Recognition” (ASBJ Guidance No. 30, issued March 30, 2018) and therefore recognize revenue in the amount expected to be received in exchange for promised products or services when control of the products or services transfers to the customer.

(5)	Other significant matters for the preparation of the consolidated financial statements

(i)	Treatment of deferred assets:

The entire amounts of stock issuance expenses and bond issuance expenses are treated as expenses when paid.

(ii)	Hedge accounting method:

The Company uses deferred hedge treatment. Additionally, the Company uses assigned rate treatment for forward exchange contracts, etc. that satisfy the requirements for that treatment and special treatment for interest swaps, etc. that satisfy the requirements for that treatment.

(iii)	Recording basis for net defined benefit liability:

For net defined benefit liability, in order to provide for retirement benefits for employees, the Company has recorded the amount of retirement benefit obligations minus pension assets based on the expected amounts as of the end of the current period.

For prior services costs, in addition to treating them as one-time expenses, for certain consolidated subsidiaries, they have been treated as expenses with the straight-line method using a certain number of years (10 years) within the average remaining employment period of employees when those costs arise.

For differences between estimated and actual amounts of retirement benefits, the Company treats the amount proportionally divided using the straight-line method, based on a certain number of years (10 to 13 years) within the average remaining employment period of employees each accounting period when a difference arises, as expenses starting from the accounting period after that in which the difference arises.

For unrecognized differences between estimated and actual amounts of retirement benefits and unrecognized prior service costs, after adjusting for tax effects, the Company records those amounts as “remeasurements of defined benefit plans” under “accumulated other comprehensive income” in net assets.

(iv)	Accounting treatment of consumption taxes, etc.:

Consumption taxes and local consumption taxes paid and received have been recorded separately from other items.

(v)	Amortization method and period for goodwill:

Goodwill is amortized on a straight-line basis using an appropriate amortization period of up to 20 years.

However, in cases where the amount is insignificant, it is recorded under gains or losses when it occurs.

(vi)	Application of consolidated taxation system:

The Company and certain of its subsidiaries have applied the consolidated taxation system with Mitsui Chemicals, Inc. as the consolidated tax-paying parent company.

Notes on Changes to Accounting Policies

Application of Accounting Standard on Revenue Recognition, etc.

As it became possible to apply the “Accounting Standard for Revenue Recognition” (ASBJ Statement No. 29, issued March 30, 2018; the “Revenue Recognition Accounting Standard”) and the “Implementation Guidance on Accounting Standard for Revenue Recognition” (ASBJ Guidance No. 30, issued March 30, 2018) from the beginning of a consolidated accounting year beginning after April 1, 2018, the Company and its domestic consolidated subsidiaries have applied the Revenue Recognition Accounting Standard, etc. from the beginning of this consolidated accounting year and therefore recognize revenue in the amount expected to be received in exchange for promised products or services when control of the products or services transfers to the customer.

In regard to the application of the Revenue Recognition Accounting Standard, etc., in accordance with the transitional treatment provided for in the proviso of section 84 of the Revenue Recognition Accounting Standard, the Company has added the cumulative amount of effects from applying new accounting policies retroactively to periods before the beginning of this consolidated accounting year to the retained earnings for the beginning of this consolidated accounting year, and the new accounting policies have been applied from the beginning balance.

This change will have only a minor effect on the consolidated financial statements and per-share data for this consolidated accounting year.

Application of IFRS 16 Leases and ASC Topic 842, Leases

Overseas consolidated subsidiaries that apply the International Financial Reporting Standards and U.S. GAAP are applying International Financial Reporting Standard 16 Leases (“IFRS 16”) and ASC Topic 842, Leases from this consolidated accounting year. These standards require lessees to record leases as assets and liabilities on balance sheets for all leases in principle. In applying IFRS 16 and ASC Topic 842, the Company has adopted the method in which it recognizes the cumulative effects on the commencement date of application, which is permitted as a transitional measure.

As a result, for this consolidated accounting year, “other” under property, plant and equipment increased 20,793 million yen, “lease obligations” under current liabilities increased 2,796 million yen, and “lease obligations” under non-current liabilities increase 17,712 million yen. This has a minor effect on the gains and losses and per-share data for this consolidated accounting year and no effect on the balance at the beginning of the period for retained earnings.

Notes on Changes in Method of Presentation

Consolidated Statement of Income

“Provision of allowance for doubtful accounts” and “loss on disaster,” which were included in “other” under non-operating expenses in the previous consolidated accounting year, are presented in separate categories from this consolidated accounting year as the monetary value has become more significant.

In the previous consolidated accounting year, “provision of allowance for doubtful accounts” was 17 million yen, and “loss on disaster” was 786 million yen.

Notes on Consolidated Balance Sheet

1.	Value of assets provided as security

Buildings and structures:	777 million yen

Machinery, equipment and vehicles:	258 million yen

Land:	902 million yen

Other (property, plant and equipment):	6 million yen

Other (investments and other assets):	57 million yen

Total:	2,000 million yen

Amount of obligations pertaining to security

Short-term loans payable:	661 million yen

Current portion of long-term loans payable:	545 million yen

Accounts payable—other:	38 million yen

Bonds payable:	580 million yen

Long-term loans payable:	1,583 million yen

Total:	3,407 million yen

2.	Cumulative amount of depreciation of property, plant and equipment: 1,211,640 million yen

3.	Guarantee obligations, etc.

Guarantee obligations:	47,105 million yen*

*For 8,058 million yen of these guarantee obligations, the Company has received sub-guarantees from other companies for the Company’s guarantees.

4. Notes receivable discount:	64 million yen

5.	Breakdown of inventories

Merchandise and products:	195,432 million yen

Work in process:	7,866 million yen

Raw materials and supplies:	84,709 million yen

Total:	288,006 million yen

Notes on Consolidated Statements of Changes in Net Assets

1.	Matters concerning total number of issued shares (thousands of shares)

Share class	Number of shares at beginning of current period	Increase in shares during current period	Decrease in shares during current period	Number of shares at end of current period
Common shares	204,510	70	—	204,580

Note: The total number of issued shares increased by 70,000 shares due to the granting of restricted stock.

2.	Matters concerning treasury shares (thousands of shares)

Share class	Number of shares at beginning of current period	Increase in shares during current period	Decrease in shares during current period	Number of shares at end of current period
Common shares	9,453	4,105	1	13,557

Note: A breakdown of the increases and decreases in treasury shares is as follows.

Increase through purchase of shares of less than one unit:	11,000 shares
Decrease through sale of shares of less than one unit:	1,000 shares
Increase due to purchase of treasury shares pursuant to Board of Directors resolution:	4,094,000 shares

3.	Matters concerning dividends of surplus

(1)	Amount of dividends paid, etc.

(i)	Matters concerning dividends paid pursuant to resolution of the 22nd Ordinary General Meeting of Shareholders held on June 25, 2019

Total amount of dividends:	9,753 million yen

Dividend per share:	50.00 yen

Record date:	March 31, 2019

Effective date:	June 26, 2019

(ii)	Matters concerning dividends paid pursuant to resolution of Board of Directors meeting held on November 6, 2019

Total amount of dividends:	9,756 million yen

Dividend per share:	50.00 yen

Record date:	September 30, 2019

Effective date:	December 3, 2019

(2)	Dividends with a record date in the current period and an effective date in the following period

The following will be proposed at the 23rd Ordinary General Meeting of Shareholders to be held on June 24, 2020.

Total amount of dividends:	9,551 million yen

Dividend per share:	50.00 yen

Record date:	March 31, 2020

Effective date:	June 25, 2020

Notes on Financial Instruments

1.	Matters concerning status of financial instruments

(1)	Policies on financial instruments

Taking into account capital investment plans, etc., the Company Group procures the necessary funds mainly from bank loans and issuing bonds. Temporary surplus funds are managed through safe and highly liquid financial assets, and the Company procures short-term working capital from bank loans and commercial papers. Derivatives are used to avoid the risks stated below, and the Company’s policy is to not engage in speculative transactions.

(2)	Details of financial instruments and risks pertaining thereto

Notes and accounts receivable (trade), which are operating receivables, are exposed to customer credit risks. Additionally, operating receivables in foreign currencies arising when conducting business overseas are exposed to the risk of changes in exchange rates, but the Company hedges that risk using forward exchanges contracts, etc. for part of the amount exceeding the balance of accounts payable (trade) in the same foreign currency.

Securities are short-term negotiable deposits that are highly safe and liquid. Additionally, investment securities are mainly shares of companies that have operational relationships with the Company Group and are exposed to the risk of changes in market prices.

Notes and accounts payable (trade), which are operating payables, are almost all due to be paid within three months. Additionally, those in foreign currencies are exposed to the risk of changes in exchange rates, but the Company hedges that risk using forward exchanges contracts, etc. for part of the amount exceeding the balance of accounts receivable (trade) in the same foreign currency.

Loans and bonds payable are mainly for the purpose of procuring funds for capital investments, and the repayment dates and redemption dates are at longest 20 years after the closing date. Part of these are exposed to the risk of changes in exchange rates and interest rates, but the Company hedges part of those risks using derivative transactions (currency swap transactions and interest swap transactions).

Derivative transactions consist of forward exchange contracts and currency swap transactions for the purpose of hedging the risk of changes in exchange rates for operating receivables and payables, loans payable, and the like in foreign currencies and interest swaps for the purpose of hedging the risk of changes in paid interest rates for loans payable.

2.	Matters concerning market value, etc. of financial instruments

The amounts recorded on the consolidated balance sheet, the market value, and the difference between the two as of March 31, 2020 (the consolidated closing date for this fiscal year) are as follows. This does not include items for which it is found to be extremely difficult to identify a market value.

(Millions of yen)

	Amount recorded on consolidated balance sheet	Market value	Difference
(1) Cash and deposits	149,348	149,348	—
(2) Notes and accounts receivable—trade	275,332	275,332	—
(3) Securities and investment securities
(i) Bonds to be held until maturity	5,000	5,000	—
(ii) Other securities	9,405	9,405	—

Total of assets	439,085	439,085	—

(4) Notes and accounts payable—trade	128,458	128,458	—
(5) Short-term loans payable	106,040	106,040	—
(6) Commercial papers	60,000	60,000	—
(7) Bonds payable (*1)	86,438	86,410	(28)
(8) Long-term loans payable (*1)	275,961	282,794	6,833

Total of liabilities	656,897	663,702	6,805

(9) Derivative transactions (*2)	2	2	—

(*1):

The amount recorded on the consolidated balance sheet and market value for bonds payable and long-term loans payable include bonds planned to be redeemed within one year and long-term loans planned to be repaid within one year, respectively.

(*2):	The net amount of receivables or payables arising through derivative transactions is indicated.

Note:	Method for calculating market value of financial instruments and matters concerning securities and derivative transactions

(1)	Cash and deposits and (2) Notes and accounts receivable - trade

As these are settled in the short term, market value is nearly the same as book value, and therefore the book value is used.

(3)	Securities and investment securities

For the market value of securities and investment securities, negotiable deposits are settled in the short term, and market value is close to book value, so book value is used. The price on exchanges is used for shares, and for bonds, etc., the price on exchanges or the price, etc. quoted by financial institutions with which the relevant company engages in transactions is used.

For unlisted shares (amount recorded on consolidated balance sheet: 15,361 million yen) and unlisted bonds (amount recorded on consolidated balance sheet: 9,398 million yen), there is no market price, and it is not possible to estimate future cash flows; accordingly, it is found that it is extremely difficult to identify the market value, and therefore they are not included in securities and investment securities.

(4)	Notes and accounts payable - trade, (5) Short-term loans payable, and (6) Commercial papers

As these are settled or repaid in the short term, market value is nearly the same as book value, and therefore the book value is used.

(7)	Bonds payable

The market value of bonds issued by the Company Group that have a market price is based on the market price, and for those without a market price, the market value is calculated by discounting the total amount of principal and interest by an interest rate that takes into account the term to maturity of the bonds and the credit risk.

(8)	Long-term loans payable

The market value of long-term loans payable is calculated by discounting the total amount of principal and interest by the interest rate expected if an equivalent loan were to be newly obtained. Certain long-term loans payable with floating interest rates are subject to special treatment for interest swaps, etc. (refer to “(9) Derivative transactions” below), and market value of those loans is calculated by discounting the total amount of principal and interest treated together with that interest swap, etc. by the interest rate expected if an equivalent loan were to be newly obtained.

(9)	Derivative transactions

The market value for derivative transactions is based on the price quoted by the financial institution that is the counterparty to the transaction. Derivative transactions subject to assigned rate treatment for forward exchange contracts, etc. are treated together with accounts receivable (trade), accounts payable (trade), and long-term loans payable that are subject to hedging, so the market value stated above includes the market value of those accounts receivable (trade), accounts payable (trade), and long-term loans payable. Derivative transactions subject to special treatment for interest swaps, etc. are treated together with long-term loans payable that are subject to hedging, so the market value stated above includes the market value of those long-term loans payable (refer to “(8) Long-term loans payable”) above).

Notes on Real Estate for Rental, etc.

The Company and certain of its consolidated subsidiaries own real estate for rental, etc. in Osaka and other regions, but as this real estate is not significant, the market value thereof has been omitted.

Notes on Per-share Data

1. Net assets per share:          2,761.91 yen

2. Profit per share:                    194.94 yen

Notes on Significant Subsequent Events

Making a Company a Wholly-owned Subsidiary Through a Share Exchange

The Company resolved at the meeting of its Board of Directors held on May 14, 2020 to conduct a share exchange (the “Share Exchange”) with ARRK CORPORATION (“ARRK”), a consolidated subsidiary of the Company, through which the Company will become the wholly-owning parent company of ARRK, and ARRK will become the wholly-owned subsidiary of the Company, and a share exchange agreement (the “Share Exchange Agreement”) was executed between the two companies.

The Share Exchange is planned to be conducted with an effective date of August 1, 2020, with the Company not obtaining approval by a resolution of its shareholders meeting pursuant to simplified share exchange procedures under Article 796, Paragraph (2) of the Companies Act, and ARRK obtaining approval by a resolution of its annual shareholders meeting scheduled to be held on June 26, 2020.

In advance of the effective date of the Share Exchange (scheduled to be August 1, 2020), the common shares of ARRK (“ARRK Shares”) are planned to be delisted from the first section of Tokyo Stock Exchange, Inc. (the “TSE”) on July 30, 2020 (final trading date: July 29, 2020).

1.	Purpose of Share Exchange

Based on the awareness that the Company and ARRK could expand their businesses both domestically and overseas by combining their strengths, the Company established MC Investment 01 Corporation (“MC Investment 01”), a wholly-owned subsidiary of the Company, and conducted a tender offer for the shares of ARRK through MC Investment 01, making ARRK a consolidated subsidiary of the Company on January 24, 2018.

Thereafter, the Company and ARRK have collaborated in the belief that combining the companies’ areas of expertise, namely the Company’s knowledge of materials and ARRK’s understanding of automotive development support, and utilizing the channels and technologies of both companies will enable them to provide solutions that make use of their combined strength and to further expand the customer bases of both companies and create new related businesses, thereby enabling them to achieve sustainable growth together. However, in order to quickly respond to ever-changing customer needs amid the rapid market environment changes that are shaking the entire automobile manufacturing industry, the Company believes that stronger ties between the companies are necessary and that it is desirable to transition to a structure that enables the prompt and smooth provision of solutions utilizing the strength of the entire group.

Based on the above understanding, after considering and discussing the terms and conditions of the Share Exchange, including the share exchange ratio, the Company and ARRK reached an agreement, and the meetings of their respective Boards of Directors held on May 14, 2020 have resolved to conduct the Share Exchange; accordingly, the Company and ARRK have executed the Share Exchange Agreement.

2. Summary of Share Exchange

(1)	Schedule of Share Exchange

Record date for annual shareholders meeting to determine approval of Share Exchange Agreement (ARRK)	March 31, 2020
Date of board of directors resolutions concerning execution of Share Exchange Agreement (both companies)	May 14, 2020
Share Exchange Agreement execution date (both companies)	May 14, 2020
Date of annual shareholders meeting to determine approval of Share Exchange Agreement (ARRK)	June 26, 2020 (scheduled)
Final trading date (ARRK)	July 29, 2020 (scheduled)
Delisting date (ARRK)	July 30, 2020 (scheduled)
Effective date of Share Exchange	August 1, 2020 (scheduled)

(2)	Details of Allotments Pertaining to Share Exchange

	The Company (Wholly-owning parent company resulting from share exchange)	ARRK (Wholly-owned subsidiary resulting from share exchange)
Allotment ratio of Share Exchange	1	0.0511

Number of shares to be delivered through Share Exchange	Common shares of the Company: 5,299,076 shares (planned)

Note:	Share allotment ratio

For each ARRK Share, 0.0511 common shares of the Company will be allotted and delivered. However, no allotment of shares through the Share Exchange will be made for ARRK Shares held by the Company (at present, 301,326,396 shares*). The allotment ratio for the Share Exchange stated above (the “Share Exchange Ratio”) may be changed upon consultation and agreement between the Company and ARRK if a material change occurs in the share price, financial condition, or business condition of the Company or ARRK, circumstances that materially obstruct the performance of the Share Exchange occur or are identified, or it otherwise becomes difficult to achieve the purpose of the Share Exchange Agreement due to natural disasters or other reasons from the execution date of the Share Exchange Agreement until the effective date of the Share Exchange.

*At present, the Company holds the ARRK Shares indirectly through MC Investment 01, but the Company resolved at the meeting of its Board of Directors held on May 14, 2020 to conduct an absorption-type merger in which the Company will be the surviving company and MC Investment 01 will be the disappearing company with an effective date of July 31, 2020, in advance of the Share Exchange taking effect. It is planned that the Company will directly hold the ARRK Shares on the effective date of the Share Exchange.

(3)	Basis of and Reasons for Details of Allotments Pertaining to Share Exchange

In order to ensure fairness and appropriateness when calculating the Share Exchange Ratio to be used in the Share Exchange, the Company and ARRK each separately requested a third-party valuation agent independent from both companies to calculate the share exchange ratio, with the Company selecting Mizuho Securities Co., Ltd. (“Mizuho Securities”) and ARRK selecting Mitsubishi UFJ Morgan Stanley Securities Co., Ltd. (“Mitsubishi UFJ Morgan Stanley Securities”) as their respective third-party valuation agents.

In order to ensure the fairness of the Share Exchange, including the fairness of the compensation to be delivered in the Share Exchange, the Company engaged in careful discussion and consideration taking into account the share exchange ratio valuation report received from Mizuho Securities, the Company’s third-party valuation agent, the advice from Mori Hamada & Matsumoto, the Company’s legal advisor, the results of due diligence on ARRK conducted by the Company, and other such factors, as a result of which the Company reached the determination that the Share Exchange Ratio is appropriate and will contribute to the interests of its shareholders; therefore, the Company has determined that it is appropriate to conduct the Share Exchange using the Share Exchange Ratio.

In order to ensure the fairness of the Share Exchange, including the fairness of the compensation to be delivered in the Share Exchange, ARRK engaged in discussions with the Company on multiple occasions regarding the Share Exchange Ratio and other terms and conditions of the Share Exchange and carefully discussed and considered conducting the Share Exchange using the Share Exchange Ratio, taking into account the share exchange ratio valuation report received from Mitsubishi UFJ Morgan Stanley Securities, ARRK’s third-party valuation agent, advice from TMI Associates, ARRK’s legal advisor, the results of due diligence on the Company conducted by ARRK, instructions and advice from a Special Committee composed solely of independent members without interests in the Company, ARRK’s controlling shareholder, and a report received from the Special Committee on May 13, 2020. Following that, ARRK reached the determination that the Share Exchange Ratio is not disadvantageous to its minority shareholders, taking into account the fact that the Share Exchange Ratio can be considered reasonable based on the fact that it exceeds the upper limit of the calculation results obtained using the market share price analysis and comparable companies analysis and is within the range of the calculation results obtained using discounted cash flow analysis. Based on the discussions, consideration, and other factors stated above, ARRK has determined that it is appropriate to conduct the Share Exchange using the Share Exchange Ratio.

3.	Summary of Accounting Treatment

The Share Exchange is expected to constitute a transaction under joint control, etc. under the “Accounting Standard for Business Combinations” (ASBJ Statement No. 21, issued January 16, 2019) and the “Implementation Guidance on Accounting Standard for Business Combinations and Accounting Standard for Business Divestitures” (ASBJ Guidance No. 10, issued January 16, 2019).

Notes on Revenue Recognition

The main business of the Company and its domestic consolidated subsidiaries is the manufacture and sale of products in the areas of Mobility, Health Care, Food & Packaging, and Basic Materials. In regard to the sale of these products, the Company judges that upon the delivery of a product, the customer acquires control thereof, and the Company’s performance obligations are fulfilled; accordingly, the Company recognizes revenue upon the delivery of products to customers.

Non-consolidated Statements of Changes in Net Assets April 1, 2019 to March 31, 2020	(Millions of yen)

	Shareholders’ equity
	Share capital	Capital surplus			Retained earnings			Trea- sury shares	Total share- holders’ equity
		Legal capital surplus	Other capital surplus	Total capital surplus	Legal retained earnings	Other retained earnings (note)	Total retained earnings
Balance at beginning of current period	125,205	53,935	39,999	93,934	12,506	157,433	169,939	(29,869)	359,209
Cumulative effects of changes in accounting policies						(197)	(197)		(197)
Restated balance	125,205	53,935	39,999	93,934	12,506	157,236	169,742	(29,869)	359,012
Changes during period
Issuance of new shares	92	92		92					185
Dividends of surplus						(19,509)	(19,509)		(19,509)
Profit						24,566	24,566		24,566
Purchase of treasury shares								(9,389)	(9,389)
Disposal of treasury shares			(0)	(0)				4	4
Net changes of items other than shareholders’ equity
Total changes during period	92	92	(0)	92	—	5,057	5,057	(9,385)	(4,143)
Balance at end of current period	125,298	54,027	39,999	94,026	12,506	162,293	174,799	(39,254)	354,869

	Valuation and translation adjustments		Total net assets
	Valuation difference on available-for-sale securities	Total valuation and translation adjustments
Balance at beginning of current period	19,986	19,986	379,195
Cumulative effects of changes in accounting policies			(197)
Restated balance	19,986	19,986	378,998
Changes during period
Issuance of new shares			185
Dividends of surplus			(19,509)
Profit			24,566
Purchase of treasury shares			(9,389)
Disposal of treasury shares			4
Net changes of items other than shareholders’ equity	(18,898)	(18,898)	(18,898)
Total changes during period	(18,898)	(18,898)	(23,041)
Balance at end of current period	1,088	1,088	355,957

Note: Breakdown of other retained earnings	(Millions of yen)

	Reserve for dividends	General reserve	Retained earnings brought forward	Total
Balance at beginning of current period	10,000	28,070	119,363	157,433
Cumulative effects of changes in accounting policies			(197)	(197)
Restated balance	10,000	28,070	119,166	157,236
Changes during period
Dividends of surplus			(19,509)	(19,509)
Profit			24,566	24,566
Total changes during period	—	—	5,057	5,057
Balance at end of current period	10,000	28,070	124,223	162,293

Notes to Non-consolidated Financial Statements

Notes on Matters Pertaining to Significant Accounting Policies

1.	Valuation basis and valuation methods for significant assets

(1)	Securities

	Bonds to be held until maturity:	Amortized cost method (straight-line method)

	Shares of subsidiaries and affiliates:	Cost method using moving average method

Other securities

	Securities with market prices:	Market value method using the market price, etc. on the last day of the period (the valuation difference is recorded under net assets, and sales cost is calculated using the moving average method).

	Securities without market prices:	Cost method using moving average method

(2)	Derivatives:	Market value method

(3)	Inventories

Inventories held for ordinary sales purposes:

The valuation basis is the cost method (the value stated on the balance sheet uses the method of reducing book value based on decrease in profitability).

Merchandise, products, works in process, and raw materials:

Weighted average method

Supplies

Market developed products and packaging materials:

Weighted average method

	Supplies used for repairs:	Moving average method

	Other supplies:	Last purchase price method

2.	Method of depreciating significant non-current assets

(1)	Property, plant and equipment (excluding lease assets):	Straight-line method

(2)	Intangible assets (excluding lease assets):	Straight-line method

For software used by the Company, the straight-line method based on the period that the software can be used internally (five years) has been adopted.

(3)	Lease assets

Finance leases without change of ownership

	Lease assets pertaining to transactions:	Straight-line method with the useful life set as the term of lease and the residual value set as 0

3.	Basis for recording significant provisions

(1)	Allowance for doubtful accounts:

To provide for losses due to irrecoverable monetary claims held by the Company as of the end of the current period, the Company has recorded the expected irrecoverable amount using the past rate of bad debts for general claims and taking into account the possibility of recovery on a case-by-case basis for certain claims such as those suspected of becoming irrecoverable.

(2)	Provision for directors’ bonuses:

To provide for expenditures for directors’ bonuses, the Company has recorded the expected payment amount as of the end of the current period.

(3)	Provision for retirement benefits:

To provide for retirement benefits for employees, the Company has recorded the expected amount of retirement benefit obligations and pension assets as of the end of the current period.

Prior service costs have been treated as one-time expenses.

For differences between estimated and actual amounts of retirement benefits, the Company treats the amount proportionally divided using the straight-line method, based on a certain number of years (13 years) within the average remaining employment period of employees each accounting period when a difference arises, as expenses starting from the accounting period after that in which the difference arises.

(4)	Provision for repairs:

To provide for expenditures necessary for regular repairs of manufacturing facilities, etc., the Company has recorded the expected expenditures that are to be borne as expenses at the end of the current period.

(5)	Provision for environmental measures:

To provide for expenditures for environmental measures, the Company has recorded the expected expenditure amount as of the end of the current period.

(6)	Provision for loss on guarantees:

To provide for losses relating to guarantees, etc., the Company has recorded the expected amount of losses as of the end of the current period.

4.	Recording basis for significant revenues and expenses

The Company applies the “Accounting Standard for Revenue Recognition” (ASBJ Statement No. 29, issued March 30, 2018; the “Revenue Recognition Accounting Standard”) and the “Implementation Guidance on Accounting Standard for Revenue Recognition” (ASBJ Guidance No. 30, issued March 30, 2018) and therefore recognizes revenue in the amount expected to be received in exchange for promised products or services when control of the products or services transfers to the customer.

5.	Other significant matters based on which the non-consolidated financial statements were prepared

(1)	Treatment of deferred assets:

The entire amounts of stock issuance expenses and bond issuance expenses are treated as expenses when paid.

(2)	Hedge accounting method:

The Company uses deferred hedge treatment. Additionally, the Company uses assigned rate treatment for forward exchange contracts that satisfy the requirements for that treatment and special treatment for interest swaps, etc. that satisfy the requirements for that treatment.

(3)	Accounting treatment of retirement benefits:

The method of accounting treatment for unaccounted amounts of unrecognized differences between estimated and actual amounts of retirement benefits and unrecognized prior service costs relating to retirement benefits is different from the method used for those amounts in the consolidated financial statements.

(4)	Accounting treatment of consumption taxes, etc.:

Consumption taxes and local consumption taxes paid and received have been recorded separately from other items.

(5)	Application of consolidated taxation system:

The Company has applied the consolidated taxation system.

Notes on Changes to Accounting Policies

Application of Accounting Standard on Revenue Recognition, etc.

As it became possible to apply the “Accounting Standard for Revenue Recognition” (ASBJ Statement No. 29, issued March 30, 2018; the “Revenue Recognition Accounting Standard”) and the “Implementation Guidance on Accounting Standard for Revenue Recognition” (ASBJ Guidance No. 30, issued March 30, 2018) from the beginning of a fiscal year beginning after April 1, 2018, the Company has applied the Revenue Recognition Accounting Standard, etc. from the beginning of this fiscal year and therefore recognizes revenue in the amount expected to be received in exchange for promised products or services when control of the products or services transfers to the customer.

In regard to the application of the Revenue Recognition Accounting Standard, etc., in accordance with the transitional treatment provided for in the proviso of section 84 of the Revenue Recognition Accounting Standard, the Company has added the cumulative amount of effects from applying new accounting policies retroactively to periods before the beginning of this fiscal year to the retained earnings for the beginning of this fiscal year, and the new accounting policies have been applied from the beginning balance.

This change will have only a minor effect on the non-consolidated financial statements and per-share data for this fiscal year.

Notes on Non-consolidated Balance Sheet

1.	Cumulative amount of depreciation of property, plant and equipment: 704,784 million yen

2.	Guarantee obligations, etc.

Guarantee obligations:	54,814 million yen*

*For 7,985 million yen of these guarantee obligations, the Company has received sub-guarantees from other companies for the Company’s guarantees.

3.	Monetary claims and obligations to subsidiaries and affiliates

Short-term monetary claims:	84,454 million yen

Long-term monetary claims:	33,874 million yen

Short-term monetary obligations:	99,922 million yen

Long-term monetary obligations:	291 million yen

Notes on Non-consolidated Statement of Income

Transactions with subsidiaries and affiliates

Operating transactions

Sales:	218,650 million yen

Purchases:	91,991 million yen

Non-operating transactions

Interest received:	94 million yen

Dividends received:	22,133 million yen

Interest paid:	50 million yen

Rent income:	896 million yen

Assets transferred:	73 million yen

Assets purchased:	381 million yen

Notes on Non-consolidated Statements of Changes in Net Assets

Number of treasury shares at end of current period:         13,557,163 shares

Notes on Tax Effect Accounting

Breakdown by main factor in occurrence of deferred tax assets and deferred tax liabilities

(Millions of yen)
Deferred tax assets
Loss on valuation of investment securities, etc.	23,162
Provision for retirement benefits	18,477
Deficits carried forward	13,252
Impairment loss, etc.	4,809
Provision for repairs	4,057
Excess depreciation cost	3,178
Bonuses payable	2,282
Loss on valuation of inventory assets	1,991
Allowance for doubtful accounts	1,581
Accounts payable for removal	1,162
Other	5,482

Subtotal of deferred tax assets	79,433
Valuation reserve for tax deficits carried forward	(12,956)
Valuation reserve for total temporary differences resulting in reduction of income when resolved, etc.	(46,203)

Subtotal of valuation reserve	(59,159)

Total of deferred tax assets	20,274

Deferred tax liabilities
Prepaid pension cost	(12,684)
Gain on contribution of securities to retirement benefit trust	(8,567)
Other	(624)

Total of deferred tax liabilities	(21,875)

Net amount of deferred tax liabilities	(1,601)

Changes in Method of Presentation

“Valuation difference on available-for-sale securities” (for this fiscal year, -447 million yen), which was presented in a separate category in the previous fiscal year, has been included in “Other” under “Deferred tax liabilities” from this fiscal year as the monetary amount has ceased to be significant.

Notes on non-current assets used under lease

In addition to the non-current assets recorded on the non-consolidated balance sheet, among tools, furniture, and fixtures, the Company uses research and development facilities, computers and peripheral devices, and certain other office devices under lease agreements.

Notes on Transactions with Related Parties

Subsidiaries and Affiliates, etc.

Category	Name of company, etc.	Ownership ratio of voting rights, etc.	Relationship with related party	Details of transactions	Transaction amount (millions of yen)	Accounting item	Balance at end of period (millions of yen)
Subsidiaries	Prime Polymer Co., Ltd.	Direct: 65.0%	Sale of products, etc.	Sale of products, etc. (Note 1)	83,365	Accounts receivable - trade	23,551

				Deposit of surplus funds (Note 2)	—	Deposits received	27,106
	Mitsui Chemicals Agro, Inc.	Direct: 100.0%	Deposit of surplus funds	Deposit of surplus funds (Note 2)	—	Deposits received	10,360
	MC Investment 01 Corporation	Direct: 100.0%	Loans of funds	Loans of funds (Note 3)	—	Long-term loans receivable	30,324

Affiliates	Chiba Chemicals Manufacturing LLP	Direct: 50.0%	Supply of raw materials, etc. for pay; purchase of processed products	Supply of raw materials, etc. for pay; purchase of processed products (Note 4)	890	Accounts receivable - other	12,591
						Accounts payable - trade	10,303

Transaction Terms, Policies on Determining Transaction Terms, etc.

Note 1:	Transaction terms for the sale of products, etc. are determined in the same as way as general transaction terms taking into account market prices, etc.

Note 2:	Transaction terms for deposits of surplus funds are determined taking into account market interest rates, etc.

Note 3:	Transaction terms for loans of funds are determined taking into account market interest rates, etc.

Note 4:

Transaction terms for the supply of raw materials, etc. for pay and the purchase of processed products are determined in the same as way as general transaction terms taking into account market prices, etc.

Note 5:	Transaction amounts do not include consumption tax, etc. Consumption tax, etc. is included in the balance at the end of the period.

Notes on Per-share Data

1.	Net assets per share: 1,863.42 yen

2.	Profit per share: 126.21 yen

Notes on Significant Subsequent Events

Making a Company a Wholly-owned Subsidiary Through a Share Exchange

This note has been omitted as it is the same as the note under “Notes on Significant Subsequent Events” in the notes to the consolidated financial statements.

Notes on Revenue Recognition

This note has been omitted as it is the same as the note under “Notes on Revenue Recognition” in the notes to the consolidated financial statements.